Item 1. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following information, including, without limitation, the Quantitative and Qualitative Disclosures About Market Risk that are not historical facts, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as "believe," "expect" and "may." Although the Company (as defined below) believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that might cause such a difference include: changes in general economic conditions, changes in real estate conditions, availability of capital from borrowings under the Company's credit facilities, the availability of other debt and equity financing alternatives, changes in interest rates under the Company's current credit facilities and under any additional variable rate debt arrangements that the Company may enter into in the future, the ability of the Company to refinance amounts outstanding under its credit facilities at maturity on terms favorable to the Company, the ability of the Company to locate suitable tenants for its restaurant properties and borrowers for its mortgage loans, the ability of tenants and borrowers to make payments under their respective leases, secured equipment leases or mortgage loans, the ability of the Company to re-lease properties that are currently vacant or that may become vacant and the ability of the Company to sell mortgage loans or net lease properties on a favorable and timely basis. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

Organization and Business

CNL Restaurant Properties, Inc. (the "Company") is the nation's largest self-advised real estate investment trust ("REIT") focused on the restaurant industry. The Company has two primary subsidiary operating companies, CNL Restaurant Investments, Inc. and CNL Restaurant Capital Corp. The Company was founded in 1994 and at December 31, 2004, had financial interests in approximately 1,000 properties diversified among more than 116 restaurant concepts in 43 states. The Company's total real estate holdings subject to lease (including properties classified as held for sale) include 640 properties. At December 31, 2004, the servicing portfolio of net lease properties and mortgages consists of approximately 2,100 units, of which over 1,100 are serviced on behalf of third parties.

As described below, the Company operates two business segments - real estate and specialty finance.


     o The real estate segment and its subsidiaries, operated through the Company's wholly-owned subsidiary CNL Restaurant Investments, Inc. ("CNL-Investments"), manages a portfolio of primarily long-term triple-net lease properties. CNL-Investments provides portfolio management, property management and dispositions, and opportunistically acquires real estate investments for sale. In addition, CNL-Investments services approximately $488 million in affiliate real estate portfolios and earns management fees related thereto. Revenues from CNL-Investments (before elimination of inter-segment revenues) represented approximately 75 percent, 74 percent and 26 percent of the Company's total revenues from continuing operations for each of the years ended December 31, 2004, 2003 and 2002, respectively. The increase in 2003 and 2004, each as compared to 2002, is the result of adopting accounting rules that require a component of the specialty finance segment revenues to be treated as discontinued operations, as described below in "Liquidity and Capital Resources - CNL-Capital - Investment Property Sales Program".


     o The specialty finance segment consists of CNL Restaurant Capital, LP ("CNL-Capital"), which, through December 31, 2004, was operated through a partnership with the Company's wholly-owned subsidiary CNL Restaurant Capital Corp ("CNL-Corp"), CNL/CAS Corp., an affiliate of the Company's Chairman, and Bank of America ("the Bank"). Effective January 1, 2005, the Bank and CNL/CAS Corp. each redeemed their remaining interest in CNL-Capital. CNL-Capital offers real estate financing, advisory and other services to national and larger regional restaurant operators. It does this primarily by acquiring restaurant real estate properties, which are subject to a triple-net lease, utilizing short-term debt and generally selling such properties at a profit. Revenues from CNL-Capital from its loan portfolio, advisory and other services (before elimination of inter-segment revenues) represented approximately 28 percent, 29 percent and 75 percent of the Company's total revenues from continuing operations for each of the years ended December 31, 2004, 2003 and 2002, respectively. The decrease in 2003 and 2004, each as compared to 2002, is the result of adopting accounting rules that require a component of the specialty finance segment revenues to be treated as discontinued operations, as described below in "Liquidity and Capital Resources - CNL Capital - Investment Property Sales Program".

When the Company was created in 1994, the intent was to provide stockholders with liquidity by December 31, 2005 through either listing on a national exchange, merging with another public company or liquidating its assets. In furtherance of this goal, on August 9, 2004, the Company announced that it had entered into a definitive Agreement and Plan of Merger (the "Merger") with U.S. Restaurant Properties, Inc. ("USRP"), a publicly traded real estate investment trust. On February 25, 2005, the Company completed the transactions contemplated by that agreement, including the merger of the Company into USRP and the change of USRP's name to Trustreet Properties, Inc. On the same day, pursuant to merger agreements between each of 18 public limited partnerships (the "CNL Income Funds") and USRP, each CNL Income Fund merged with a separate wholly owned subsidiary of the combined company's operating partnership. As a result of the Merger, each share of Company common stock was converted into 0.7742 shares of USRP common stock and 0.16 newly issued shares of USRP's 7.5 percent Series C Redeemable Convertible Preferred Stock ($25 liquidation preference). The exchange ratio was not subject to change and there was no "collar" or minimum trading price for the shares of the Company's common stock or USRP's common stock. The Merger was structured to be tax-free to the stockholders of the Company and USRP.

The Merger will be accounted for using the purchase method of accounting, and the Company will be treated as the acquirer for accounting purposes. As a result, the assets and liabilities of the Company will be recorded at historical values without restatement to fair values. The assets and liabilities of USRP and the CNL Income Funds will be recorded at their estimated fair values at the date of the Merger, with the excess of the purchase price of USRP over the sum of such fair values recorded as goodwill. The purchase price will be based upon market capitalization of USRP using the trading price of USRP common stock and traded preferred stock on February 25, 2005, as well as the estimated market values for the existing Series B preferred stock plus certain merger related costs. In subsequent periods, historical information of the combined company will be that of the Company.

On January 18, 2005, Robert Lewis and Sutter Acquisition Fund, LLC, two limited partners in several CNL Income Funds, filed Plaintiffs' Corrected Original
Petition for Class Action, Cause No. 05-00083-F, a purported class action lawsuit on behalf of the limited partners of the 18 CNL Income Funds against the Company, USRP, the 18 CNL Income Funds and the general partners (Mr. Seneff, Mr. Bourne and CNL Realty Corporation) of the 18 CNL Income Funds, CNL-Investments and CNL-Corp. in the District Court of Dallas County, Texas. The complaint alleges that the general partners of the CNL Income Funds breached their fiduciary duties in connection with the proposed mergers between the CNL Income Funds and USRP and that the Company, CNL-Investments, CNL-Corp., and USRP aided and abetted in the alleged breaches of fiduciary duties. The complaint further alleges that the CNL Income Fund general partners violated provisions of the CNL Income Fund partnership agreements and demands an accounting as to the affairs of the CNL Income Funds. The plaintiffs are seeking unspecified compensatory and exemplary damages and equitable relief, which also included an injunction preventing the defendants from proceeding with the mergers. The injunction was not successful in preventing the Merger that occurred on February 25, 2005.

Management of the Company believes that the lawsuit, including the request for class certification, is without merit and intend to defend vigorously against such claims.

On February 23, 2005, the Company awarded 26,500 shares of common stock to three independent directors.

Liquidity and Capital Resources

General. Historically, the Company's demand for funds has been for payment of operating expenses and dividends, for payment of principal and interest on its outstanding indebtedness and for acquisitions of properties with the intent to sell. Following the Merger, the Company's management expects to meet short-term liquidity requirements through earnings on real estate and loans, proceeds from the sale of properties, interest and other income as well as an expanded line of credit and warehouse credit facilities. Long-term liquidity requirements are expected to be met through secured and unsecured debt issuances and sales of common and/or preferred stock.

REIT Status. During 2004, the Company concluded that certain loans, which when made by the Company in 1998 satisfied the REIT qualification requirements then applicable, failed to meet subsequent REIT qualification requirements. To eliminate any uncertainty, the Company sought assurance from the Internal Revenue Service ("IRS") that the loans would not cause the Company to fail to qualify as a REIT. The Company obtained such assurance in December 2004.

Contractual Obligations, Contingent Liabilities and Commitments. The following table presents the Company's contractual cash obligations and related payment periods as of December 31, 2004:

                                                               Payments due by period (In millions)

                                               Less
                                               than one        2 to 3       4 to 5
Contractual cash obligations:                    year          years         years       Thereafter         Total
-------------------------------------------    ----------     ---------    ----------    ------------     ----------

Borrowings (1)                                    $ 158.3       $ 307.3       $  58.9       $   188.0        $ 712.5
Leased office space (2)                               1.1           2.4           2.5             6.8           12.8
Computer system financing                             0.7           0.7            --              --            1.4
Loans from an affiliate (3)                          33.8            --            --              --           33.8
                                               ----------     ---------    ----------    ------------     ----------
Total contractual cash obligations                $ 193.9       $ 310.4       $  61.4       $   194.8        $ 760.5
                                               ==========     =========    ==========    ============     ==========

The following table presents the Company's commitments, contingencies and guarantees and related expiration periods as of December 31, 2004:

                                                         Estimated payments due by period (In millions)

                                             Less than
Commitments, contingencies                    one year        2 to 3         4 to 5
and guarantees                                                years          years        Thereafter        Total
----------------------------------------     ----------     -----------    -----------    ------------     ---------

Guaranty of unsecured promissory
     note (2)                                   $  1.3           $   --        $   --           $   --         $ 1.3
Purchase commitments (4)                          32.5               --            --               --          32.5
                                             ----------     -----------    -----------    ------------     ---------

Total commitments, contingencies
and guarantees                                  $ 33.8           $   --        $   --           $   --         $33.8
                                             ==========     ===========    ===========    ============     =========

(1) The maturities on outstanding indebtedness assumes that loan repayments are made on the mortgage warehouse facilities in accordance with the contractual obligation and that bonds payable amortize in accordance with estimated payment amounts. In February 2005, the Company renewed its $160 million warehouse facility with the Bank, resulting in $73.1 million shown as maturing in 2005 in the above table now maturing in 2006. In the event the mortgage warehouse lender continues to renew the other $100 million facility as expected, $28.3 million of the amounts shown as maturing in 2005 in the above table would be renewed and would mature in 2006. The maturities show $21.88 million relating to a senior subordinated note being repaid over five years through 2008. As a result of new financing obtained as part of the Merger, the Company anticipates repaying the $21.88 million during 2005.


(2) In May 2002, the Company purchased a combined five percent partnership interest in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (the "Plaza") for $0.2 million. Affiliates of James M. Seneff, Jr. and Robert A. Bourne, each of which is a director of the Company, own the remaining partnership interests. The Company has severally guaranteed 8.33 percent or $1.3 million of a $15.5 million unsecured promissory note on behalf of the Plaza. The guaranty continues through the loan maturity which initially matured in November 2004 and has been extended through May 31, 2005.
     Further negotiations are underway to refinance this note. The Company has not been required to fund any amounts under this guarantee. Management believes that any required funding would be recoverable from operations of the related assets or liquidation proceeds. Since November 1999, the Company has leased its office space from the Plaza. Rental and other office space expenses were $1.4 million, $1.4 million and $1.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. The Company's lease expires in 2014 and provides for scheduled rent increases over the term of the lease.


(3) Represents loans from an affiliate, as described in "Liquidity and Capital Resources - Dividends". These loans are due on demand. As a result of new financing obtained as part of the Merger, management of the Company anticipates repaying these loans during 2005.

(4) Represents opportunities for net lease originations approved for funding and accepted by the client.

Dividends. The Company's ability to internally fund capital needs is limited since it must distribute at least 90 percent of its net taxable income (excluding net capital gains) to stockholders to qualify as a REIT. The Company declares and pays cash distributions to its common stockholders on a quarterly basis. The current annualized distribution is $1.52 per share of common stock. As a result of the Merger, the Company will declare and pay distributions to its common stockholders on a monthly basis beginning in March 2005. USRP paid distributions of $1.32 per share over the last twelve months on the USRP common stock, which is equivalent to an annualized distribution of $1.02 on the .7742 shares of USRP common stock received by the CNLRP stockholder. The USRP Series C preferred stock received by the CNLRP stockholder in the Merger provides for an annual cumulative dividend of $1.875 per share, which is equivalent to an annualized dividend of $0.30 on the 0.16 shares of Series C preferred stock received for each share of CNLRP stock.

The Company has elected to distribute amounts in excess of that necessary to qualify as a REIT. During the years ended December 31, 2004, 2003 and 2002, the Company distributed $69.0 million, $69.0 million and $68.0 million, respectively, or $1.52 per share each year, to its stockholders. For the year 2004, approximately 22 percent of the distributions received by stockholders were considered to be ordinary income, 69 percent were considered a return of capital, seven percent were qualified dividends and two percent were capital gains for federal income tax purposes. During the years ended in 2003 and 2002, approximately 39 percent and 0 percent, respectively, of the distributions received by stockholders were considered to be ordinary income and approximately 61 percent and 100 percent, respectively, were considered a return of capital for federal income tax purposes. The REIT's taxable income in 2003 and 2002 did not include any of CNL-Capital's earnings since inception. Through the end of the first quarter of 2004, distributions had been funded primarily by the operations of CNL-Investments because the Company had elected to reinvest and not distribute the earnings of CNL-Capital, as contemplated by the agreement with its partner in CNL-Corp. Beginning in the second quarter of 2004 and through December 31, 2004, CNL-Capital distributed $5 million to the Company. The remainder of the distributions to date has been funded by sales of the Company's common stock to the Company's Chairman through a private company affiliate, CNL Financial Group, Inc. ("CFG"), and loans from CFG.


The Company's cash from operations for the years ended December 31, 2004, 2003 and 2002 were $39.1 million, $108.4 million, and $111.6 million, respectively. Because increases in assets held for sale are primarily funded through warehouse facilities, management believes that a better indicator of liquidity generated from operations would exclude the changes in the held for sale loans (in 2003 and 2002), changes in the real estate portfolio and proceeds from the sale of loans. Net cash provided by operating activities excluding changes in mortgage loans held for sale and inventories of real estate held for sale were $58.9 million, $71.2 million, and $50.0 million in the years ended December 31, 2004, 2003 and 2002.


Beginning in 2001, the Board of Directors of the Company made the determination that it was in the best interests of the Company's stockholders to maintain its historical level of distributions during a period of volatility in the restaurant  finance  sector.  While not  necessary  for REIT tax  purposes,  CFG provided loans to and purchased common stock of the Company to enable the Company to maintain its historical level of distributions during this period. The loans are in the form of non-collateralized demand balloon promissory notes which bear interest at LIBOR plus 2.5 percent or at the base rate, as defined in the agreement, with interest payments and outstanding principal due upon demand. During the years ended December 31, 2004, 2003 and 2002, CFG advanced $10.9 million, $18.7 million and $11.75 million, respectively. The principal amount including accrued interest at December 31, 2004 was $35.8 million. As a result of new financing obtained as part of the Merger, management of the Company intends to pay off this balance during 2005. In addition, during 2002, the Company converted $10.3 million of outstanding principal plus accrued interest under the advances into 604,177 shares of stock. During 2002, the Company also issued 569,177 additional shares to CFG in exchange for $9.75 million paid to the Company in cash. The number of shares was determined using an estimated fair value per share of $17.13. The value was determined by a third party firm, which based its valuation on an analysis of comparable publicly traded real estate investment trusts and a discounted cash flow analysis. The Company's Chairman was not obligated to make loans or purchase shares and as a result of the completion of the Merger, will not make any further loans or purchases of stock to fund distributions. Should the Company not generate adequate cash flow from other sources, the Company may have to reduce its distribution rate.

CNL-Capital

CNL-Capital's current demand for funds includes payment of operating expenses, funds necessary for net lease originations to be sold in its Investment Property Sales Program (as defined below) and payment of principal and interest on its outstanding indebtedness. Demand for funds for new originations of real estate properties during 2004, 2003 and 2002 was $247 million, $137 million and $204 million, respectively. Proceeds from the sales of properties through its Investment Sales Program for the years ended December 31, 2004, 2003 and 2002 were $256 million, $194 million and $288 million, respectively. In addition, CNL-Capital utilized $10 million in January 2004 to pay down a portion of the Subordinated Note Payable (as defined below) and modify the existing terms, and in September 2004 paid the $11.88 million due by December 31, 2004 under the modified terms. CNL-Capital also accelerated principal payments of $5.8 million, $10.1 million and $16.8 million during the years ended December 31, 2004, 2003 and 2002, respectively, to reduce the level of debt financing as required by the lenders due to delinquency levels or restructures of mortgage loan payments from borrowers.

During the years ended December 31, 2004, 2003 and 2002, CNL-Capital derived its primary cash flows from lease and interest income earned in excess of interest expense paid ("net spread"), loan principal collections, net gains from the Investment Property Sales Program, advisory services, referral and servicing revenues. Significant cash outflows consist of operating expenses, real property purchases and capital enhancements in the loan portfolio (excess of investment over related borrowings). CNL-Capital had cash and cash equivalents of $8.4 million, $31.9 million and $10.4 million at December 31, 2004, 2003 and 2002, respectively. The decrease during 2004, as compared to 2003, was primarily due to paying down, over the course of 2004, approximately $21.88 million under its Subordinated Note Payable, as described below in "Liquidity and Capital Resources - Indebtedness - Subordinated Note Payable". The increase in cash in 2003 as compared to 2002 was due to larger inflows of cash from proceeds of sales of properties then the outflows of cash for acquisitions or properties.


CNL-Capital's long-term liquidity requirements (beyond one year) are expected to be met through successful renewal of its warehouse credit facilities and gains from the Company's Investment Property Sales Program. In addition, management believes CNL-Capital's long-term liquidity requirements will be satisfied in part by operating cash flows provided by servicing and advisory services.


Investment Property Sales Program


The Company's Investment Property Sales Program originated as a reaction to uncertainty in the franchise asset-backed securitization market. CNL-Capital was formed in June of 2000 through an alliance between the Company and the Bank. The original vision of CNL-Capital was centered on securitization. This business model was predicated upon the origination of pools of loans or triple-net leases and the subsequent issuance of bonds collateralized by real estate and other restaurant assets underlying the loan or lease. The securitization market experienced considerable volatility in late 2000 that has continued to date severely limiting the securitization financing channel for franchise loans. Rising delinquencies in securitized loan pools, low treasury rates, macroeconomic uncertainties combined with sluggish restaurant sales within certain concepts all contributed to the volatility. Investors required higher interest rates on securities issued in securitizations while rating agencies downgraded the quality of many of the loans underlying the securities. While many of the Company's competitors experienced downgrades or ratings actions on bonds previously issued, the Company's prior loan and lease securitizations to date have not been subject to any such ratings action. As described below in "Liquidity and Capital Resources - New Financings", the Company priced a new net lease securitization expected to close on March 4, 2005.

As a result of the volatility in the securitization market beginning in 2000, CNL-Capital changed its business focus in 2001 and halted the origination of new loans. Uncertainty in the franchise asset-backed securitization market led management to focus originations on its traditional core product of long-term, triple-net leases on real estate with the intent of selling these properties to third parties. In 2001, CNL-Capital began selling investment properties to third parties (the "Investment Property Sales Program") adding diversity to its original securitization model. These leased properties may qualify the buyer for special tax treatment under Section 1031 of the Internal Revenue Code (a "Section 1031 Exchange"). Generally, Section 1031 Exchanges allow an investor who realizes a gain from selling appreciated real estate to defer paying taxes on the gain by reinvesting the sales proceeds in like-kind real estate. The success of this program is dependent upon achieving an optimal balance of cash flows from lease income earned in excess of borrowing costs, combined with a maximum gain on the sale.


Management believes that the Investment Property Sales Program will continue to be successful, but not without risks. Management believes that tax law changes decreasing, but not eliminating capital gains taxes, are not significant enough to dissuade demand created by property buyers seeking continued tax deferrals. However, any sweeping new proposal to eliminate the capital gains tax could negatively impact demand. Restaurant properties acquired in anticipation of sales through the Investment Property Sales program typically are leased to tenants at a rate that exceeds the rate a buyer is willing to accept. However, the Company could experience lower average gains or even losses on future sales due to declining tenant performance prior to the sale of one or more properties, a shift in the demand for real estate properties in a particular region or nationwide, or because of other factors that alter the perceived value of a given property between the time the Company purchases the property and the time of actual sale. An unexpected rise in interest rates could increase the yields available on alternative non-real estate investments and may cause real estate investors to require higher lease rates from tenants. If the Company is holding a large inventory of properties for sale at such time, the value of these properties may be impacted. Such a reduction in value could cause the Company's mortgage warehouse facilities to require more equity enhancement from the Company. This additional capital requirement along with lower than expected gains from property sales could adversely affect the Company's liquidity.

Prior to 2002, all operating results generated within CNL-Capital, including the results from the leasing and ultimate disposition of triple net lease properties under its Investment Property Sales Program, were reported as income from continuing operations. New accounting guidance issued in late 2001 required that CNL-Capital reflect the operating results from its Investment Property Sales Program for properties classified as held for sale beginning January 1, 2002, as discontinued operations. The accounting guidance provided a carve out for properties classified as held for sale prior to January 1, 2002 and permitted the results from these properties to be reflected as income from continuing operations. Due to the carve out during 2002, the Investment Property Sales Program recorded a portion of its 2002 results as continuing operations and the remaining portion as discontinued operations. This hybrid presentation during 2002, although in accordance with generally accepted accounting principles, did not allow for comparability of results within CNL-Capital for each of the years ended December 31, 2004, 2003 and 2002. The following table shows the results within CNL-Capital without designation between continuing operations and discontinued operations for purposes of showing comparability of results during 2004, 2003 and 2002 for presentation purposes only.

                                                                              (In Millions)
                                                                    For the years ended December 31,
                                                             ------------------------------------------------
                                                                 2004             2003              2002
                                                             -------------    --------------    -------------
      Revenues:
           Sale of real estate                                  $   256.2         $   193.8        $   287.6
           Rental income                                             11.5               9.9             13.2
           Other revenue items                                       29.6              32.3             35.1
                                                             -------------    --------------    -------------
                                                                    297.3             236.0            335.9
                                                             -------------    --------------    -------------
             Expenses:
           Cost of real estate sold                                 221.0             169.2            263.0
           Interest expense                                          21.8              25.9             29.6
           Depreciation and amortization                              1.1               1.2              1.2
           Other expenses                                            29.7              31.1             29.5
                                                             -------------    --------------    -------------
                                                                    273.6             227.4            323.3
                                                             -------------    --------------    -------------

           Pre-tax income                                            23.7               8.6             12.6
           Income tax (provision)/benefit                           (10.9)              6.3               --
                                                             -------------    --------------    -------------
               Net income                                        $   12.8          $   14.9         $   12.6
                                                             =============    ==============    =============

The chart below illustrates cash flows from Investment Property Sales proceeds and the cost of properties sold as follows:

                                                                              (In Millions)
                                                                     For the years ended December 31,
                                                             -------------------------------------------------
                                                                  2004             2003              2002
                                                             -------------    -------------     --------------

      Sales of real estate                                       $  256.2         $  193.8          $   287.6
      Cost of real estate                                           221.0            169.2              263.0
                                                             -------------    -------------     --------------
               Gain on sale                                      $   35.2         $   24.6           $   24.6
                                                             =============    =============     ==============


Management expects continued demand for the Investment Property Sales Program. The Company sold 128, 147 and 182 properties during the years ended December 31, 2004, 2003 and 2002. Despite the decrease in the number of properties sold in 2004 and 2003, each as compared to the previous year, gains on sales were higher in 2004 as compared to 2003. Gains were higher in 2004 as a result of investing and selling properties in the casual dining sector versus quick service sector. Properties in the casual dining sector generally cost more per property but tend to generate higher gains per property. In addition, during 2004, the Company concentrated its efforts on using fewer external brokers to sell properties, thereby reducing the costs incurred to sell the property, and therefore increase the gain per property. Management anticipates that gains during 2005 generated from the Company's inventory of properties held for sale at December 31, 2004 will approach the level achieved in 2004. At December 31, 2004, CNL-Capital had $117.6 million in properties held for sale. If interest rates escalate, the Company's interest costs could increase relative to the fixed rental revenues reducing the margin and could result in lower gains on the subsequent sale. In 2005, management of the Company will manage concentrations on large net lease financing transactions by selling a portion of the properties through the Investment Property Sales platform and holding a portion of a transaction as a long-term investment. Management anticipates that the majority of properties purchased will be sold through the Investment Property Sales platform in 2005 but anticipates that over the next thirty-six months the ratio will shift to a larger portion being held in the real estate portfolio versus sold in CNL-Capital. Management's expectation is based on both the diversification of contemplated future purchases and the achievement of returns that meet the criteria of the Company.

The success of the Investment Property Sales business is dependent on successfully originating new triple-net leases and the continued liquidity of the 1031 exchange marketplace. For the year ended December 31, 2004, 2003 and 2002, CNL-Capital originated $247 million, $137 million and $204 million in net leases respectively. Production during 2004 was primarily driven by the cut-back in senior debt availability with large banks and the increase in leverage buy out opportunities driven by private equity sponsors seeking real cash flow returns. During 2002, originations included a portfolio of $117 million in properties. CNL-Capital acquired this portfolio in September 2002 by purchasing all of the limited and general partnership interests of CNL Net Lease Investors, L.P., an affiliate of the Company's Chairman of the Board and Vice Chairman of the Board, that until the acquisition, was a client of CNL-Investment's property management group. Management expects continued demand for its core triple-net lease financing in 2005. The Company acknowledges that the demand is impacted by long-term low interest rates and the following factors:

       o Identified lease transactions have been lost to competitors offering mortgage debt financing. With continued low prevailing interest rates, large national and regional banks have offered less expensive mortgage financing that many restaurant operators find more attractive than leases. CNL-Capital does not currently originate debt financing due to the volatility and high cost of capital currently associated with the securitization market. CNL-Capital instead provides referrals of mortgage debt transactions to the Bank and earns a fee for these referrals.


       o Various real estate brokerage firms compete against CNL-Capital and receive a brokerage fee upon the sale of the restaurant properties. Generally the brokers serve as an intermediary and do not have capital to ensure certainty of close for the restaurant operator. CNL-Capital, through its warehouse facilities, is able to provide that assurance which to date has mitigated this competitive threat, particularly on the larger transactions. The threat exists more in the market for smaller transaction sizes than the typical CNL-Capital prospect.


Management has and will continue to respond by adjusting net lease rates, identifying larger transactions and identifying new areas within the selling process to reduce costs. Net lease originations provide inventory necessary to execute the Investment Property Sales Program and CNL-Capital benefits from the rental income earned from the leases while holding them. At December 31, 2004, CNL-Capital was involved in several opportunities for net lease originations with $32.5 million approved for funding and accepted by the client (of which, $5.6 million have been identified for CNL-Investments). CNL-Capital's warehouse facilities provide advances for up to 97 percent of the real estate purchase value. The Company is reinvesting its operating profits to fund the amounts not advanced by the mortgage warehouse facilities.


The Company anticipates that the merger of the Company and USRP will provide increased visibility to net-lease transactions in the restaurant marketplace. Management believes that the Company's acquisition volume will predominantly be comprised of restaurants although a portion of the net lease financings could be in the form of other freestanding single tenant retail locations. The Company's marketing platform was enhanced as of January 1, 2005 with the addition of two new senior originators, increasing the direct marketing effort by forty percent. Our existing team originated $247 million in new net-lease financings during 2004. As in 2004, the Company will continue to emphasize large public transactions as well as those transactions where its net-lease financing is packaged with senior debt financing provided by the Bank, the Company's alliance partner. The ability to provide comprehensive capital solutions is augmented by a revamped marketing plan which segments our opportunities both geographically and by target market which is anticipated to result in an increased level of net lease financings in 2005.

Indebtedness


CNL-Capital uses proceeds from sales of properties, its "net spread", servicing and other revenues to pay operating expenses and uses borrowings on its warehouse facilities to fund new real estate originations. CNL-Capital may be subject to accelerated payments on its warehouse credit facilities. The Bank and the other lenders monitor delinquency assumptions and may require accelerated payments to reduce the level of warehouse financing. During the years ended December 31, 2004, 2003 and 2002, CNL-Capital made $5.8 million, $10.1 million and $16.8 million, respectively, in accelerated payments. Of the $5.8 million payment in 2004, $5.3 million was required by a lender when CNL-Capital provided debt service relief to a borrower/tenant who was experiencing financial difficulties, as described below in "Liquidity Risks."


CNL-Capital has the following borrowing sources at December 31, 2004, with the stated total capacity and interest rate:

                                                          In Millions
                                                          -----------                                Stated
                                                 Amount used       Capacity        Maturity     interest rate (3)
                                               ----------------- -------------  --------------- -------------------

    Note payable                                     $    161.9      $  161.9      Jun 2007           2.70% (1)
    Mortgage warehouse facilities                         101.4         260.0       Annual            2.78%
    Subordinated note payable                              21.9          21.9      Dec 2008           7.00%
    Series 2001-4 bonds payable (2)                        29.8          29.8    2009 - 2013          8.90%
                                               ----------------- -------------
                                                     $    315.0      $  473.6
                                               ================= =============

(1) Stated rate excludes the impact of hedge transactions that bring the total average rate to 5.83 percent.
(2) Balances include $1.4 million in bonds held by CNL-Investments eliminated upon consolidation in the Company's consolidated financial statements.
(3) Excludes debt issuance and other related costs.


Note Payable. This five-year term financing carries a variable interest rate tied to the weighted average rate of commercial paper plus 1.25 percent with a portion of such interest fixed through the initiation of a hedge transaction. Amounts outstanding were $161.9 million and $182.0 million at December 31, 2004 and 2003, respectively. The decrease was partially due to payments of principal in accordance with the debt agreement. The decrease was also due to the lender requiring the payment of $5.8 million in the form of accelerated payments to reduce the level of financing as a result of delinquency levels or restructures of payments due from borrowers on the underlying collateral. In accordance with the terms of the Note Payable and related hedging agreements, CNL-Capital unwound portions of the hedge instrument as a result of the pay downs of debt, resulting in losses on termination of cash flow hedge of $0.9 million and $0.5 million during 2004 and 2003, respectively.

Mortgage Warehouse Facilities. CNL-Capital's management maintains regular contact with its mortgage warehouse facility lenders and believes that the relatively low-cost, high-advance rate financing they provide has been integral to CNL-Capital's success. As is typical of revolving debt facilities, these facilities carry a 364-day maturity and accordingly CNL-Capital is vulnerable to any changes in the terms of these facilities. The warehouse facilities currently advance an average of 91 percent of the original real estate cost. As of December 31, 2004, CNL-Capital has two warehouse facilities. The first warehouse facility is for $160 million with the Bank (the "Warehouse Credit Facility"). In February 2005, the Company renewed the facility through February 2006. The second mortgage warehouse credit facility has a current capacity of $100 million with another lender and matures in June 2005. At December 31, 2004, CNL-Capital had approximately $10.2 million in capital supporting its loan and lease portfolio financed through its mortgage warehouse facilities. Amounts outstanding under the mortgage warehouse facilities were $101.4 million and $93.5 million at December 31, 2004, and 2003, respectively. The increase in the balance outstanding resulted from new net lease originations funded by these facilities.

Subordinated Note Payable. During 2000, the Bank provided CNL-Capital with a $43.75 million subordinated note payable (the "Subordinated Note Payable"). Amounts outstanding were $21.88 million and $43.75 million at December 31, 2004 and 2003, respectively. In late December 2003, CNL-Capital removed some loans previously held on a warehouse credit facility by selling them to CNL-Investments, who in turn, executed a bond offering supported, in part, by this collateral. In January 2004, CNL-Capital used these proceeds along with additional funds, to repay the Bank $10 million on the Subordinated Note Payable. As part of the repayment, CNL-Capital and the Bank modified the terms of the Subordinated Note Payable. The Bank extended the maturity date on the Subordinated Note Payable from June 2007 to December 2008 and reduced the interest rate from 8.50 percent to 7.00 percent per annum. In September 2004, CNL-Capital repaid $11.88 million on this facility, which under the amended terms agreed to in January 2004, was due by December 31, 2004. As part of the negotiations, the Bank eliminated a previous requirement for CNL-Capital to pay down the Subordinated Note Payable for every dollar distributed by CNL-Capital to the Company. In addition, the Company agreed to provide a guaranty on the entire amount outstanding under the Subordinated Note Payable as part of the renegotiations. Prior to the renegotiations, only CNL-Capital had provided a guaranty on the Subordinated Note Payable. CNL-Capital is scheduled to make quarterly payments of principal and interest to the Bank using a five-year amortization schedule beginning March 2005 with a balloon payment due on December 31, 2008. As a result of new financing obtained as part of the Merger, management of the Company expects to repay all of the outstanding balance during 2005.


Bonds Payable. In May 2001, CNL-Capital issued bonds collateralized by a pool of mortgages. The bond indenture requires monthly principal and interest payments received from borrowers to be applied to the bonds. The bond indenture also provides for an optional redemption of the bonds at their remaining principal balance when the remaining amounts due under the loans that serve as collateral for the bonds are less than ten percent of the aggregate amounts due under the loans at the time of issuance. In September 2004, CNL-Capital retired $3.6 million of these bonds that had been held by CNL-Investments. No gain/loss was recorded upon retirement of these bonds. Amounts outstanding were $29.8 million and $38.9 million at December 31, 2004 and 2003, respectively.

Some sources of debt financing require that CNL-Capital maintain certain standards of financial performance such as a fixed-charge coverage ratio, a tangible net worth requirement and certain levels of available cash. Any failure to comply with the terms of these covenants would constitute a default and may create an immediate need to find alternative borrowing sources.

Liquidity Risks

In addition to the liquidity risks discussed above in connection with the Investment Property Sales Program, tenants or borrowers that are experiencing financial difficulties could impact CNL-Capital's ability to generate adequate amounts of cash to meet its needs. In the event the financial difficulties persist, CNL-Capital's collection of rental payments, and interest and principal payments could be interrupted. At present, most of these tenants and borrowers continue to pay rent, principal and interest substantially in accordance with lease and loan terms. However, CNL-Capital continues to monitor each borrower's situation carefully and will take appropriate action to place CNL-Capital in a position to maximize the value of its investment.

Liquidity risk also exists from the possibility of borrower delinquencies on the mortgage loans held to maturity. In the event of a borrower delinquency, the Company could suffer not only shortfalls on scheduled payments but also accelerated principal payments by the lenders that provide the warehouse facilities and the five-year note, subjecting the Company to unanticipated cash outflows. The Company is obligated under the provisions of its five-year note and its warehouse facilities to pay down certain debt associated with borrower delinquencies or defaults within a required time frame. Most properties acquired on the mortgage warehouse facilities are required to be sold within a certain time frame. Any delinquency, default or delay in the resale of properties financed through one of these facilities would generally require a pay-down in accordance with the terms of the respective agreements of the related debt and may restrict the Company's ability to find alternative financing for these specific assets. The Company's debt, excluding bonds payable, generally provides for cross-default triggers. A default of a mortgage warehouse facility could result in other Company borrowings becoming immediately due and payable. For those borrowers who have experienced financial difficulties or who have defaulted under their loans, management has estimated the loss or impairment on the related investments and reflected such charge in the statement of income through December 31, 2004. However, impairment charges may be required in future periods based upon changing circumstances.

In March 2004, CNL-Capital provided temporary debt service relief to a borrower/tenant who was experiencing liquidity difficulties. CNL-Capital agreed to reduce the interest rate due on the outstanding debt over a twelve month period on eight mortgage loans to provide debt service relief. Repayment terms are scheduled to return to the original terms starting March 2005. The mortgage loans receivable from this borrower/tenant serve as collateral on the Note Payable. As a result of the restructure, and as required by the lender, the Company made advanced principal payments of approximately $5.3 million under its Note Payable. The reduction in cash flows from the temporary debt service relief provided to the borrower/tenant, after consideration of the $5.3 million reduction in debt outstanding under the Note Payable, had an approximate $1 million negative impact to cash flows over the twelve month period ending March 2005. Management does not believe that this temporary decline in cash flows will have a material adverse effect on overall liquidity.

Additional liquidity risks include the possible occurrence of economic events that could have a negative impact on the franchise securitization market and affect the quality or perception of the loans or leases underlying CNL-Capital's previous securitization transactions. The Company conducted its previous securitizations using bankruptcy remote entities. These entities exist independent from the Company and their assets are not available to satisfy the claims of creditors of the Company, any subsidiary or its affiliates. To date, the ratings on the loans underlying the securities issued in these transactions have been affirmed unlike the ratings of many competitors' loan pools that have been downgraded. Upon the occurrence of a significant amount of delinquencies and/or defaults, one or more of the three rating agencies may choose to place a specific transaction on ratings watch or even downgrade one or more classes of securities to a lower rating. Should the loans underlying the securities default, and the securities undergo a negative ratings action, CNL-Capital could experience material adverse consequences impacting its ability to continue earning income as servicer, renew its warehouse credit facilities and impact its ability to engage in future net lease securitization transactions. In addition, a negative ratings action against the Company's securitized pools could cause the Company's warehouse lenders to lower the advance rates and increase the cost of financing.

CNL-Capital holds an interest in two securitizations (referred to as the 1998-1 and 1999-1 residual interests), the assets and liabilities of which are not consolidated in the Company's financial statements. CNL-Capital's interests in these residual interests were $0.4 million at December 31, 2004 and appeared as investments in the consolidated financial statements of the Company. The following table shows the assets and the related bonds outstanding in each securitization pool at December 31, 2004:


                                                                                   (In Millions)
                                                                        Mortgage loans     Bonds outstanding
                                                                        in pool at par     at face value (1)
                                                                      ------------------ -----------------------
     Loans and debt supporting 1998-1 Certificates issued
           by CNL Funding 1998-1, LP                                      $     169.5        $   167.7
     Loans and debt supporting 1999-1 Certificates issued
           by CNL Funding 1999-1, LP                                            217.4            217.4
                                                                      ------------------ -----------------------
                                                                          $     386.9      $     385.1
                                                                      ================== =======================

(1) CNL-Investments owns certain bonds in the 1998-1 pool with an aggregate net carrying value of $16.0 million at December 31, 2004. These interests appear as investments in the consolidated financial statements of the Company.

CNL-Investments

CNL-Investments' demand for funds are predominantly principal and interest payments, operating expenses, acquisitions of properties and distributions to the stockholders of the Company. CNL-Investments' cash flows primarily consist of rental income from tenants on restaurant properties owned, interest income on mortgage loans, proceeds from dispositions of properties and income from holding interests in prior loan securitizations including those originated by predecessor entities of CNL-Capital. In an effort to reduce balance sheet exposure to residual interests in securitizations, in September 2004, the Company sold $11.1 million of franchise loan investments. As a result of this investment sale, the Company will recognize reduced investment interest income in the future. CNL-Investments had cash and cash equivalents of $14.3 million, $4.3 million and $5.3 million at December 31, 2004, 2003 and 2002, respectively. The increase in cash in 2004 as compared to 2003 was due to CNL-Investments collecting approximately $11 million in December 2004 in principal and interest from a borrower who prepaid his mortgage note receivable balance. The borrower obtained financing from an unrelated third party and satisfied the principal and interest obligation to CNL-Investments.

CNL-Investments' management believes the availability on its revolver will permit it to meet its short-term liquidity objectives. Long-term liquidity requirements will be met through a combination of selectively disposing of assets and proceeds from operating activities and from debt and equity offerings.

Indebtedness

CNL-Investments has the following borrowing sources at December 31, 2004, with the stated total capacity and interest rate:

                                            (In Millions)
                                                                                     Stated
                                   Amount used     Capacity        Maturity     interest rate (1)
                                  -------------- -------------- --------------- ------------------

Revolver                               $   21.0       $   40.0    July 2005           4.04%
Note payable                                0.9            6.5       (2)              4.61%
Series 2000-A bonds payable               239.2          239.2    2009-2017           7.96%
Series 2001 bonds payable                 111.6          111.6     Oct 2006           1.89%
Series 2003 bonds payable                  26.2           26.2    2005-2011           6.02%
                                  -------------- --------------
                                      $   398.9      $   423.5
                                  ============== ==============

(1) Excludes debt issuance and other related costs.
(2) $0.3 million matures in 2005 and $0.6 million matures in 2011.

Revolver. Through August 2004, CNL-Investments' short-term debt consisted of a $30 million revolving line of credit (the "Revolver") with the Bank. CNL-Investments utilizes the Revolver from time to time to manage the timing of inflows and outflows of cash from operating activities. In June 2004, CNL Investments amended the terms of the Revolver to extend the maturity date to July 2005 and in September 2004, increased the capacity to $40 million. Amounts outstanding were $21.0 million and $2.0 million at December 31, 2004 and 2003, respectively. In February 2005, the Company amended the Revolver to increase the capacity from $40 million to $60 million. All other material terms of the Revolver remain unchanged.


Note  Payable.  At December 31, 2004 and 2003,  the Company had $0.9 million and
$0.6 million, respectively, outstanding relating to loans from CNL Bank, an affiliate. The loans have a total borrowing capacity of $6.5 million, were established to finance the construction and acquisition of certain real estate properties and were collateralized by mortgages on certain real property. A loan in the amount of $0.3 million bears interest at LIBOR plus 325 basis points per annum and requires monthly interest only payments until maturity in August 2005 at which point the unpaid principal balance will be due. The remaining loan of $0.6 million bears interest at prime plus one-half percent per annum and requires monthly interest only payments during the construction period with monthly principal and interest payments beginning upon completion of the construction period and through the maturity date in 2011.


Bonds Payable. CNL-Investments has medium-term note and long-term bond financing, referred to collectively as bonds payable. Rental income received on properties and interest income received on mortgage loans and equipment leases pledged as collateral on medium and long-term financing is used to make scheduled reductions in bond principal and interest. In May 2004, CNL-Investments issued an additional $5 million note from its Series 2003 offering that had closed in December 2003. The note is collateralized by a pool of mortgage notes, bears interest at LIBOR plus 600 basis points and is expected to mature in 2011. The $5 million in proceeds from the issuance of the notes were used to pay down short-term debt. During December 2004, a borrower on a mortgage loan collateralizing the Series 2003 notes prepaid their mortgage note balance of approximately $10.7 million. In January 2005, CNL-Investments paid off approximately $10.7 million of the Series 2003 notes prior to their scheduled maturity.

CNL-Investments provides a guaranty of up to ten percent of CNL-Capital's Note Payable and on the $160 million Warehouse Credit Facility with the Bank. The Company also provides a 100 percent guaranty on CNL-Capital's Subordinated Note Payable.

Some sources of debt financing require that CNL-Investments maintain certain standards of financial performance such as fixed-charge coverage ratios and tangible net worth requirements, and impose a limitation on the distributions from CNL-Investments to the Company tied to funds from operations. Any failure to comply with the terms of these covenants could constitute a default and may create an immediate need to find alternative borrowing sources.

Liquidity Risks

Liquidity risks within CNL-Investments include the potential that a tenant's or borrower's financial condition could deteriorate, rendering it unable to make lease payments or payments of interest and principal on mortgage and equipment notes receivable. Generally, CNL-Investments uses a triple-net lease to lease its properties to its tenants. The triple-net lease is a long-term lease that requires the tenant to pay expenses on the property. The lease somewhat insulates CNL-Investments from significant cash outflows for maintenance, repair, real estate taxes or insurance. However, if the tenant experiences financial problems, rental payments could be interrupted. In the event of tenant bankruptcy, CNL-Investments may be required to fund certain expenses in order to retain control or take possession of the property. This could expose CNL-Investments to successor liabilities and further affect liquidity.

Management is aware of multi-unit tenants that are experiencing financial difficulties. In the event the financial difficulties continue, CNL-Investments' collection of rental payments could be interrupted. CNL-Investments continues to monitor each tenant's situation carefully and will take appropriate action to place CNL-Investments in a position to maximize the value of its investment. For those tenants who have experienced financial difficulties or have defaulted under their leases, management has estimated the loss or impairment on the related properties and included such charge in earnings through December 31, 2004. Management believes it has recorded an appropriate impairment charge at December 31, 2004, based on its assessment of each tenants' financial difficulties and its knowledge of the properties. However, impairment charges may be required in future periods based upon changing circumstances.

In October 2003, Chevy's Holding, Inc. and numerous operating subsidiaries ("Chevy's"), a tenant of CNL-Investments, filed for voluntary bankruptcy under the provisions of Chapter 11. Chevy's operates the Chevy's, Rio Bravo and Fuzio concepts. As of the bankruptcy filing, CNL-Investments owned 23 Chevy's units with a total initial investment of $56.6 million. Through March 4, 2005, Chevy's had rejected the leases on 19 of the 23 sites. Management has recorded impairments relating to some of these sites. Through March 4, 2005, management has sold three sites, re-leased three sites and expects the remaining rejected sites to be re-leased or sold. Chevy's has paid rent on the four sites whose leases have not been rejected since filing bankruptcy. As of March 4, 2005, all but two of the remaining properties were pledged as collateral for the Series 2000-A and Series 2001 triple net lease bonds payable.

In February 2004, The Ground Round, Inc. ("Ground Round"), a tenant of CNL-Investments, filed for voluntary bankruptcy under the provisions of Chapter
11. Ground Round operates the Ground Round and Tin Alley Grills concepts. As of the bankruptcy filing, CNL-Investments owned 12 units, with a total initial investment of $12.9 million. All twelve properties were pledged as collateral for the Series 2000-A triple net lease bonds payable. As of March 4, 2005, Ground Round had rejected the leases on seven sites. Through March 4, 2005, management has sold one site, re-leased one site and expects the remaining rejected sites to be re-leased or sold. The remaining five leases have been assumed by the new owner of Ground Round. Management has recorded impairments relating to some of these sites.

In March 2004, CNL-Investments provided temporary rent forbearance to a tenant who was experiencing liquidity difficulties. CNL-Investments agreed to forebear the collection of all or a portion of rents during 2004 on ten sites to provide rent relief. Under the forebearance agreement, commencing January 1, 2005 the tenant will pay the amounts deferred under the forbearance agreement over five years. This temporary forbearance on the rents had a $1.8 million negative impact on cash flows of CNL-Investments during 2004 but the cash flows are expected to be collected over the next five years.


CNL-Investments has experienced tenant bankruptcies and may commit further resources in seeking resolution to these properties including temporarily funding restaurant businesses directly or on behalf of successor tenants. For example, where the value of the leased real estate is linked to the financial performance of the tenant, CNL-Investments may allocate capital to invest in turnaround opportunities. This activity is not a core operation or competency of the Company and is only undertaken in situations where management believes the course of action best preserves the Company's position in the real estate or loan investment. During 2003 and through December 2, 2004, the Company owned, through a subsidiary, the business restaurant operations of twelve Denny's restaurants that represented a strategic move to preserve the Company's real estate investment when the franchisee of the restaurants experienced severe financial difficulties. In December 2004, the Company sold its interest in the subsidiary engaged in the restaurant operations to CherryDen, LLC, an affiliate of the Chairman and Vice Chairman of the Board of Directors. The Company received $0.7 million in proceeds from the sale of this investment and for satisfaction of loans to this subsidiary. CNL-Investments recognized a net gain of $0.9 million, which included the recognition of $0.5 million in gains on sales of real estate used in these restaurant operations, which were previously deferred by CNL-Investments in accordance with generally accepted accounting principles. CNL-Capital also recognized $0.3 million of such gains that it had previously deferred.


CNL Investments, through a taxable-REIT subsidiary, focuses on acquisitions of individual parcels or assemblages of land for development and subsequent sale or lease. In addition, they work with developers and realty companies to partner in the acquisition of realty for subsequent sale or lease. This provides access to portions of the net lease market not presently served by the restaurant originations team and efficiently levers the Company's resources. In 2004, the subsidiary generated $3.7 million in gains on sale representing a pre-tax return on investment of 35 percent. At December 31, 2004 CNL-Investments has invested $22.7 million in properties they expect to profitably sell in 2005.

Certain net lease properties are pledged as collateral for the Series 2000-A and Series 2001 triple-net lease bonds payable. In the event of a tenant default relating to pledged properties, the Company may elect to contribute additional properties or substitute properties into these securitized pools from properties it owns not otherwise pledged as collateral. These pools contain properties potentially impacted by the bankruptcy filings of Chevy's and Ground Round, and the financial difficulties of other restaurant operators. Management is evaluating the impact to the pools, including any need to identify substitute properties. In the event that CNL-Investments has no suitable substitute property, the adverse performance of the pool might inhibit the Company's future capital raising efforts including the ability to refinance the Series 2001 bonds payable maturing in 2006. The Series 2000-A and Series 2001 bonds payable include certain triggers relating to delinquency percentages or debt service coverage. If certain ratios are exceeded or not maintained, then principal pay down on the outstanding bonds is accelerated. The Company is currently exceeding certain required performance cash flow ratios within the Series 2000-A bonds payable due primarily to tenant defaults from the Chevy's and Ground Round bankruptcies described above. As a result, cash flow normally exceeding the scheduled principal and interest payments is required to be directed toward additional debt reduction. For the years ended December 31, 2004, 2003 and 2002, the Company was required to make additional debt reductions of approximately $2.4 million, $0.4 million and $0.9 million, respectively, as a result of exceeding certain ratios in the net lease pools. The Company is actively seeking new tenants or buyers for these properties that will result in improved performance under these ratios.

Off-Balance Sheet Transactions

The Company is not dependent on the use of any off-balance sheet financing arrangements for liquidity. The Company holds a residual interest in approximately $386.9 million in loans transferred to unconsolidated trusts that serve as collateral for the long-term bonds discussed in "Liquidity and Capital Resources - CNL-Capital - Indebtedness". Recent accounting pronouncements have not required the consolidation of these trusts.

Interest Rate Risk

Floating interest rates on variable rate debt expose the Company to interest rate risk. The Company invests in assets with a fixed return by sometimes financing a portion of them with variable rate debt. As of December 31, 2004, the Company's variable rate debt includes the following:

  o   $21.0 million on its Revolver;

  o   $101.4 million on its mortgage warehouse facilities;

  o $161.9 million on the June 2002 five-year financing, of which $125.1 million are subject to an interest-rate swap;

  o $111.6 million outstanding on the Series 2001 bonds payable, all of which is subject to an interest rate cap; and

  o $26.2 million outstanding on the Series 2003 bonds payable, all of which is subject to an interest rate cap.

The Company uses interest rate swaps and caps to hedge against fluctuations in variable cash flows on a portion of its floating rate debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed upon notional principal amount. Under a cap purchase, a third party agrees to assume any interest costs above a stated rate. Changes in the values of the Company's current interest rate swaps and caps that qualify for hedge accounting are reflected in other comprehensive income (loss).

The Company also invests in financial instruments that are subject to various forms of market risk such as interest rate fluctuations, credit risk and prepayment risk. The value of its investments in residual interests from previous securizations change as a result of fluctuating interest rates, credit risk, market sentiment and other external forces, which could adversely affect liquidity and capital resources.


The Company has entered into the following cash flow hedges and interest rate caps that are outstanding as of December 31, 2004. The net value associated with these hedges is reflected on the Company's Consolidated Balance Sheets:

                                                                                                      Estimated
                                                                                                        Value
                                                                                                     (Liability)
                                                                                                        (in
                                                                                                      millions)
                                       Notional         Cap Strike                                       at
                                      Amount (In         Price or       Trade         Maturity        December
   Type of Hedge                       Millions)        Swap Rate         Date          Date          31, 2004
   -----------------------------     --------------    -------------    ----------    ----------     -----------

   Interest Rate Swap                    $   125.1           6.590%      6/14/02       3/15/22          $   (8.7)
   Interest Rate Cap                     $   113.3           4.500%      9/28/01      10/25/06          $   0.1
   Interest Rate Cap                     $    26.0           3.500%     12/17/03       2/1/11           $   0.5
   Interest Rate Swap                    $   110.0           4.354%     12/22/04       3/1/12           $   0.0

In December 2004, the Company entered into an interest rate swap with a notional amount of $110 in conjunction with the proposed $275 million net lease securitization. The Company unwound this swap in February 2005, as discussed below in "Liquidity and Capital Resources - New Financings".

Management estimates that a one-percentage point increase in short-term interest rates for the year ended December 31, 2004 would have resulted in additional interest costs of approximately $2.9 million. This sensitivity analysis contains certain simplifying assumptions (for example, it does not consider the impact of changes in prepayment risk or credit spread risk). Therefore, although it gives an indication of the Company's exposure to interest rate change, it is not intended to predict future results and the Company's actual results will likely vary.

Inflation

Management believes inflation has not significantly affected the Company's earnings because the inflation rate has remained low. During inflationary periods, which generally are accompanied by rising interest rates, the Company's ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. However, sustained low inflation could lead to net lease pricing pressure as tenants request decreasing rates for longer maturities.

New Financings

In December 2004, the Company and USRP each entered into a commitment letter with the Bank and an affiliate of the Bank to obtain bridge financing in an amount up to $775 million to finance the Merger, refinance the debt, and for general corporate purposes until permanent financing could be put in place. The bridge financing provided by the Bank consisted of a senior secured revolving credit facility of up to $125 million and a senior secured term loan of up to $650 million. The bridge financing bears interest at a floating rate of interest and will mature, and be repayable in full, on the 90th day following its initial funding. The Company anticipates raising approximately $875 million of new debt capacity to replace the bridge financing and to refinance existing debt following the Merger. These new financings are expected to consist of senior unsecured notes, a new senior credit facility and a net lease securitization.

Net Lease Securitization. The Company priced a $275 million triple-net lease financing on February 25, 2005 with an expected closing date of March 4, 2005. Between December 2004 and February 2005, the Company entered into four interest rate swaps with aggregate notional balances of $240 million in conjunction with this financing in an attempt to lock in a portion of its cost of capital. The Company unwound the interest rate swap contracts upon pricing these notes and received $1.7 million. The notes are collateralized by approximately 324 properties originated by the Company, USRP and the 18 CNL Income Funds. Two classes of mortgage notes were issued and will be amortized over twenty years with a seven year balloon payment.

New Senior Credit Facility. The Company expects to enter into a senior credit facility (the "Facility") consisting of a revolving credit facility and a term loan with a syndicate of lenders, including the Bank. The size of the Facility is expected to approximate $350 million and proceeds from the Facility will be used to repay the bridge financing, refinance existing debt and for general corporate purposes.

Senior Unsecured Notes. The Company expects to issue $250 million in senior unsecured notes and together with the proceeds of the other financings described above, expects to repay indebtedness incurred in connection with the merger and related transactions. The notes will mature in March 2015. The notes will be general unsecured senior obligations ranking equally with existing and future unsecured senior debt, but will be effectively subordinated to all existing and future secured debt an to all liabilities of subsidiaries.

The Company expects that the weighted average cost of the new financing will approximate 6.25 percent to 7.0 percent.

Critical Accounting Policies

The Company accounts for many asset categories that require management to exercise extensive judgment and make estimates. Listed below are the more significant accounting policies that require management judgment and estimates or are otherwise significant to the results of operations:

    o The Company records the acquisition of land, buildings and equipment at cost, including acquisition, closing and construction period interest costs. Land and buildings are leased to restaurant operators generally on a triple-net basis, which means that the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The property and secured equipment leases held for investment are accounted for using either the direct financing or the operating method unless the Company has classified these properties pursuant to their intent to sell.
         Management estimates residual values and collectable rents in determining whether a lease is accounted for as either direct financing or operating.

    o The Company's real estate accounting differs for assets held by its two operating segments based upon management's intention with respect to such asset's disposition.

    o Real estate held within CNL-Investments is generally acquired with an intention to hold long-term. It is depreciated over its estimated useful life and rent is recorded giving consideration to contractual rent increases over the life of the lease. Some real estate held by this segment may be designated so as to reflect management's intention to dispose of the asset. In such case all operating income and expense, including depreciation and accrued rent associated with future contractual increases, is reflected as a component of discontinued operations for all periods presented, even for periods prior to management having stated its intention to sell. Management reviews its properties for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable through operations or sale. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If impairment is indicated, the assets are adjusted to estimated fair value.

    o Real estate held within CNL-Capital is generally acquired with an intention to sell within one year. It is therefore not depreciated, and future contractual rent increases do not impact earnings. Management reviews these properties for impairments and adjusts the asset to fair value if necessary. Because of an accounting transition rule in 2002, the properties within CNL-Capital were accounted for differently depending on acquisition date. All properties acquired after December 31, 2001 are treated as discontinued operations, and operating income and expense is reflected as a component of discontinued operations. Management reviews the Company's ability and intent to hold these assets for sale on a periodic basis to determine the proper classification of these assets.

    o "Mortgage notes receivable" differ from "mortgage loans held for sale" primarily because of management's intention to hold the mortgage to its maturity. These financial assets are recorded at the lower of cost or market. Certain assets were reclassified in a prior year from "mortgage loans held for sale" into the "mortgage notes receivable" category when, in lieu of selling the mortgages, the Company elected to refinance such mortgages using longer-term debt. In the case of such reclassified mortgages, the Company recorded these at the value on the refinance date. The value at such date differed from the par value of the loan and such difference is being amortized to earnings over the remaining life of the mortgage loans as a yield adjustment. Whenever it appears that future collection on specific notes appears doubtful, a valuation allowance is established. The allowance represents the difference between the carrying amount and the amount management expects to receive. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in impairments and provisions on assets. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan, including an impaired loan, is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Subsequent interest is recorded as income.

    o "Mortgage loans held for sale" were loans originated that the Company intended to sell or securitize. They were recorded at fair market value which was estimated using quoted prices, the present value of the expected cash flows and the estimated impact of any defaults, and may have been recorded at an amount greater than cost. In December 2003, the Company re-designated the majority of these loans to reflect the Company's intention to hold them to maturity and terminated the related derivative instrument hedging these loans. In December 2004, the remaining loans were reclassified to mortgage notes receivable to reflect the Company's intention to hold them to maturity.

    o Certain loans originated by the Company were sold to independent trusts that, in turn, issued securities to investors backed by these assets. The Company retains the servicing rights and participates in certain cash flows from the trusts. The present value of expected excess of net cash flows, after payment of principal and interest to bond or other certificate holders, over the estimated cost of servicing is recorded at the time of sale as a retained interest. Retained interests in securitized assets are included in other investments. Accounting for the retained interests requires that the Company estimate values using market trends and historical experience, expected prepayments and defaults. This information is considered, along with prevailing discount rates and the terms of the bonds and certificates, to arrive at an initial value and to periodically review the value for gains or losses. Permanent impairments, representing the excess of carrying value over estimated current fair value, are recorded as an expense.

    o Management reviews its long-lived assets for impairment or potential loss as events or circumstances indicate that the carrying amount of the assets may not be recoverable. Management compares the estimated future undiscounted cash flows, including the residual value of the property or collateral, with the carrying cost of the individual asset. If impairment is indicated, the assets are adjusted to the estimated fair value. In addition, management evaluates the carrying value of goodwill at least annually, to determine if an impairment is deemed necessary. A discounted cash flow valuation approach and/or capital market valuation approach is used to determine the fair market value of the Company, which is compared to the Company's net book value. Impairments resulting from this analysis are charged to results of operations.

    o The Company has also entered into certain derivative contracts in order to hedge its exposure to fluctuations in interest rates on variable rate debt qualifying for treatment as cash flow hedges. As long as the criteria for hedge accounting are met the changes in fair value of these contracts are reflected in other comprehensive income (loss) and as a component of stockholders' equity. If the requirements are not met, changes in the fair value of these contracts are reflected in earnings.

    o Valuation of deferred tax assets. The Company accounts for federal and state income taxes with respect to its TRS subsidiaries using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and respective tax bases and operating losses and tax-credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event that these assumptions change the deferred taxes may change.

    o Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The valuation allowance is based on the Company's estimates of future taxable income and ongoing prudent and feasible tax planning strategies. Should the Company determine it would not be likely to realize in full the deferred tax asset in the future, the Company would record a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not to be realized. An adjustment to the deferred tax asset would decrease income in the period the determination was made. The Company reversed all valuation allowances in 2003 and 2004.

    o In estimating future taxable income, the Company must estimate future income using historical data, the expected growth rate of revenues and expenses, the effect of capital expenditures, and future market and economic conditions. Variability of these and other assumptions could result in an inability to recover the carrying value of the deferred tax assets.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 153, "Exchange of Non-Monetary Assets" ("FAS 153"). FAS 153 addresses the measurement of exchanges of non-monetary assets. It eliminates the exception from fair value measurement for non-monetary exchange of similar productive assets under APB Opinion No. 29, "Accounting for Non-Monetary Transactions", and replaces it with an exception for exchanges that do not have commercial substance. A non-monetary exchange has commercial substance if the entity's future cash flows are expected to significantly change as a result of the exchange. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In December 2004, the FASB issued a revision to FAS 123 "Accounting for Stock-Based Compensation" to expand the disclosure requirements in connection with the entity's use of share-based compensation and share-based payment for the acquisition of goods or services other than employee services. Historically, the Company had not made any stock awards, and had not been subject to this pronouncement. As a result of the Merger, in which the Company adopted USRP's Incentive Plan, the Company will become subject to this pronouncement in 2005.

Results from Operations


The Company generated net income of $42.0 million, $42.4 million and $35.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. Net income in 2004 did not change significantly as compared to 2003. In 2004, higher gains on sales of properties and lower impairments and provisions on assets in the portfolio due to fewer financial difficulties and defaults by borrowers, were offset by provisions for federal and state income taxes. No income tax provision was recorded in 2003 because the 2003 provision was offset by the recognition of deferred tax assets that had been previously subject to a valuation allowance. The 19 percent increase in net income in 2003 as compared to 2002 was the result of a combination of factors including lower general, operating and administrative expense and decreased losses in the mortgage loans held for sale. The Company undertook an initiative to reduce general operating expenses by transferring certain functions out of the Company as described below. In addition, property expenses were lower in 2003 as compared to 2002 due to resolutions of 2002 bankruptcies and selling vacant properties that incurred property expenses during 2002. The Company also benefited from a decrease in interest expense resulting from low interest rates in the economy as well as having lower amounts outstanding under its credit facilities than in 2002. The decrease in amounts outstanding under its credit facilities during 2003 was the result of paying down principal in accordance with loan repayment terms, selling properties financed with debt under the Investment Sales Program and not having to borrow as much due to low originations volume.


The following discussion of results from operations is by segment. All segment results are before eliminating adjustments and operating results of the holding company. As a result, the sum of amounts applicable to each segment will not, in some cases, equal the Company total amount reflected in the consolidated statements of income. Company earnings are as follows for each of the years ended December 31:

                                                                       (In Millions)
                                                         % of                      % of                    % of
   Net income by segment                    2004         Total         2003         Total       2002        Total
                                          ----------     -------    -----------    --------   ---------    --------

   CNL-Investments                           $  30.7       73%        $  27.7       65%        $23.2        65%
   CNL-Capital                                  12.8       31            14.9       35          12.6        35
   Holding company results and
      consolidating eliminations                (1.5)     (4)            (0.2)      --          (0.2 )      --
                                          ----------     -------    -----------    --------   ---------    --------
        Net income                           $  42.0      100%        $  42.4      100%        $35.6       100%
                                          ==========     =======    ===========    ========   =========    ========

o CNL-Investments reported a 11 percent increase in earnings in 2004 as a result of higher gains on disposal of properties. It also posted a 19 percent increase in earnings in 2003 as compared to 2002. The improved operating performance was due to incurring lower general, operating and administrative expenses, interest expense and property expenses in 2003 as compared to 2002.

o CNL-Capital's earnings decreased during the year ended December 31, 2004 as compared to 2003. In 2004, higher gains on the Investment Property Sales Program and lower impairments and provisions on assets in the portfolio as a result of fewer financial difficulties and defaults by borrowers, were offset by an income tax provision of $10.9 million. In addition, interest income from mortgage and other notes receivable decreased in 2004 as compared to 2003 due to the 2003 sale of $26.1 million in mortgage loans to CNL-Investments. This segment reported an 18 percent increase in earnings in 2003 as compared to 2002 due to a one time benefit from income taxes amounting to $6.3 million. The benefit resulted from the recognition of deferred tax assets that had been subject to a valuation allowance in 2002 and prior years, as further described below. Absent this one time benefit, operating results would have decreased by 33 percent to $8.4 million in 2003, as compared to $12.6 million in 2002. Despite a decrease in interest expense, overall net income in 2003 was lowered by an increase in provisions for loan losses and a decrease in the net spread between the segment's rental and interest income and its interest expense. The decrease in the spread was primarily due to a decrease in rental income from lower originations volume and lower inventory levels available to earn this spread income pending the sale of the properties under the Investment Property Sales Program.

Revenues

                                                              For the year ended December 31,

    Total revenues by segment (in                         % of                   % of                    % of
       millions)                               2004       Total       2003       Total        2002       Total
                                              --------    ------     --------    -------     --------    ------

    CNL-Investments                            $ 78.6      75%        $ 83.6       74%        $ 86.5       26%
    CNL-Capital                                  29.3      28           32.3       29          250.8       75
    Holding company results and
       consolidating eliminations                (3.0)     (3)          (3.2)      (3)          (3.2 )     (1)
                                              --------    ------     --------    -------     --------    ------
          Total revenues*                     $ 104.9     100%       $ 112.7      100%       $ 334.1      100%
                                              ========    ======     ========    =======     ========    ======

* See  discussion  below  for  accounting   treatment  of  sales  of  restaurant
  properties as discontinued operations.

Revenues are discussed based on the individual segment results beginning with the results of the real estate segment through CNL-Investments:


                                                             For the year ended December 31,

   CNL-Investments revenues by                          % of                    % of                    % of
      line item (in millions)                2004       Total        2003       Total        2002       Total
                                            --------    -------    ---------    -------     -------     ------

   Rental income from operating
      leases and earned income from
      direct financing leases                $ 67.6       86%        $70.5       85%        $70.0        81%
   Interest income from mortgage,
      equipment and other notes
      receivable                                5.3        7           4.2        5           4.2         5
   Investment and interest income               3.9        5           4.5        5           4.8         5
   Other income                                 1.8        2           4.4        5           7.5         9
                                            --------    -------    ---------    -------     -------     ------
        Total CNL-Investments
          revenues                           $ 78.6      100%       $ 83.6      100%        $86.5       100%
                                            ========    =======    =========    =======     =======     ======

The rental revenue from vacant and other properties sold or held for sale at December 31, 2004 was classified as a component of discontinued operations for all periods presented and was not included in the segment revenues above. The combined amount of rental income from operating leases and earned income from direct financing leases from continuing operations decreased in 2004 as compared to 2003 due to lower rental revenues resulting from tenant bankruptcies including Chevy's and Ground Round, who filed for bankruptcy in 2003 and 2004, respectively. The Company is actively seeking new tenants or buyers for the properties affected by these bankruptcies. Rental revenues from continuing operations for 2003 and 2002 remained fairly constant.

Interest income from mortgage, equipment and other notes receivable increased as a result of the purchase of approximately $26.1 million in mortgage loans from CNL-Capital in December 2003. CNL-Investments combined these mortgage loans with other mortgage loans it previously owned and issued notes ("bonds payable") collateralized by approximately $46.6 million of mortgage loans. The increase in interest income from the new loans was partially offset by a decrease in interest income earned on the declining balance of its original loan portfolio resulting from the scheduled collections of principal and the lack of new loan originations since 2000.

Investment and interest income decreased by 13 percent in 2004 as compared to 2003 due to the September 2004 sale of $11.1 million in franchise loan investments relating to the 1999-1 retained interests in previous securitizations. Investment and interest income are expected to be $1.5 million lower in 2005 as a result of the sale of these investments.

Other income in CNL-Investments decreased consecutively in 2004 and 2003 as compared to 2002 as a result of decreased billings of direct costs to third parties using CNL-Investments for property management services. During 2003, the Company transferred certain functions to CFG, an affiliate, thereby reducing general and operating expenses, as well as reducing the billings of these expenses collected from third parties. In 2004, CNL-Investments also transferred its property management services to CNL-Capital further reducing its other income generated from these services. In addition, other income was higher in 2002 as compared to each of 2003 and 2004 because during 2002, the Company earned disposition fees and recorded as income the settlement proceeds collected from one of its tenants who filed for bankruptcy. No such amounts were recorded during 2003 or 2004.

The revenues of the specialty finance segment through CNL-Capital are more variable than those of the real estate segment. The following table provides additional information relating to the revenues of this segment:



                                                             For the year ended December 31,
   CNL-Capital revenues                                 % of                    % of                    % of
      by line item (in millions)             2004       Total        2003       Total        2002       Total
                                            --------    -------    ---------    -------     -------     ------

   Sale of real estate                        $  --        --%       $  --         --%       $209.5        84%
   Rental income from operating
      leases                                     --        --           --         --           7.7         3
   Interest income from mortgage
      and other notes receivable               21.1        72           25.6       79          30.4        12
   Investment and interest income               0.9         3            0.8        2           1.4        --
   Net decrease in value of mortgage
      loans  held for sale, net of
      related hedge                              --        --           (1.9)      (5)         (5.4 )      (2)
   Other income                                 7.3        25            7.8       24           7.2         3
                                            --------    -------    ---------    -------     -------     ------
        Total CNL-Capital
          revenues                           $ 29.3       100%        $ 32.3      100%       $250.8       100%
                                            ========    =======    =========    =======     =======     ======

The comparability of CNL-Capital's revenues is significantly impacted by the method of accounting for its sales of real estate that are recorded pursuant to discontinued operations guidance. Gains from properties sold under the Investment Property Sales Program are included as discontinued operations, unless the gain was realized in 2002 for properties identified for sale before January 1, 2002. The following information presents the Investment Property Sales Program sales:

CNL-Capital Investment Property Sales                                    For the year ended December 31,
     Program sales (in millions)                                  2004             2003             2002
                                                             ------------    -------------     -----------

Sale of real estate, as reported (1)                             $   --          $    --           $ 209.5
Cost of real estate sold, as reported (1)                            --               --            (193.2 )
Gain on disposal of discontinued operations, net as
      reported                                                     35.2             24.6               8.3
                                                             ------------    -------------     -----------
        Total gains from Investment Property Sales
            Program                                             $  35.2         $   24.6           $  24.6
                                                             ============    =============     ===========

(1) Because of an accounting transition rule in 2002, the sales of properties were accounted for differently depending on the date identified as held for sale.

CNL-Capital sold 128, 147 and 182 properties under the Investment Property Sales Program in 2004, 2003 and 2002, respectively. Gains from the Investment Property Sales Program are described below in "Discontinued Operations." Additional information on actual proceeds, purchases and related gains is located in "Liquidity and Capital Resources - CNL-Capital - Investment Property Sales Program."

Other matters impacting the comparability of the various components of revenues during the three years ended December 31, 2004, 2003 and 2002 include:

o In 2002, rental revenues associated with properties acquired after December 31, 2001 were recorded as a component of income from discontinued operations while properties acquired prior to January 1, 2002 and identified as held for sale were recorded in rental income from continuing operations. Beginning January 1, 2003, these revenues are recorded in discontinued operations regardless of the date of acquisition. All properties owned by CNL-Capital are held with the intent to be sold.

o Interest income from mortgage and other notes receivable decreased 18 percent for the year ended December 31, 2004, as compared to the same period in 2003 partially due to the sale of $26.1 million in mortgage loans to CNL-Investments in December 2003, as described above. The remainder of the decrease was due to the declining balance of its loan portfolio resulting from scheduled collections of principal. The 16 percent decrease in 2003 as compared to 2002, was a result of normal principal repayments as well as foreclosure actions, the modification of terms and other impacts of delinquent loans between years. The Company has not originated new mortgage loans since May of 2001, focusing instead on the opportunity to refer potential borrowers to the Bank, CNL-Capital's financial institution partner.


o Despite a hedging strategy during 2003 and 2002 designed to address market volatility in the value of loans held for sale, the loan valuation increases associated with decreases in interest rates for mortgage loans held for sale, net of related hedge, were more than offset by estimated potential default losses and valuation decreases (liability increases) in hedge contracts. The results improved in 2003 as compared to 2002 due to improvements in the hedge valuations partially offset by increased potential default related loan reserves. In December 2003, CNL-Capital sold its remaining mortgage loans held for sale to CNL-Investments, which then re-designated these loans as held for investments purposes and issued bonds collateralized by the loans. In conjunction with this sale the fair value hedge was terminated.


o Investment and interest income associated with retained interests in the off balance sheet loan pools decreased by 43 percent in 2003 as a result of certain pool defaults and prepayments in 2002 and 2003.

o Other income reflects, among other items, fees from advisory services, servicing income and referral fees for loans and other products from the Bank. Although other income did not change significantly during 2004 as compared to 2003, a decrease of $1.4 million in advisory services fees was partially offset by a $0.6 million increase in referral fees from loans and other products relating to the alliance agreement with the Bank, resulting from a higher referral volume. In addition, CNL-Investments transferred in 2004 its property management services to CNL-Capital, which also partially offset the decrease in other income. In 2003, advisory services fees were higher as compared to 2004 and 2002 as a result of several key transactions closing during the year.

Expenses

Excluding cost of real estate sold for 2002, expenses decreased during 2004 and 2003, each as compared to the previous year. General operating and administrative expenses increased during 2004 as compared to 2003 due to transactional costs arising from higher originations volume, compliance requirements with the Sarbanes-Oxley Act and the merger with USRP. General operating and administrative expenses were lower during 2003, as compared to the previous year, due to the Company's initiative of outsourcing some functions to reduce expenses. Interest expense was lower for each period presented due to declining interest rates and having lower amounts outstanding under its borrowings.

Cost of real estate sold is associated with the Investment Property Sales Program of CNL-Capital and relates to properties held for sale at the end of 2001 that were sold by December 31, 2002. In 2002, costs associated with properties acquired after 2001 were required to be included as a component of the gain on disposal of discontinued operations, while in 2003 this treatment is required regardless of acquisition date. A table and related discussion of the comparative results is reported above under the discussion of related revenues.

General   operating   and   administrative   expenses   consist   primarily   of
payroll-related and legal and other professional expenses. The following table illustrates the comparative period expenses by segment:


                                                              For the year ended December 31,
    General operating and admini-
       strative expenses by segment (in                   % of                   % of                    % of
       millions)                               2004       Total       2003       Total        2002       Total
                                              --------    ------     --------    -------     ------      ------

    CNL-Investments                             $ 8.9      32%        $  9.0       36%        $11.8       42%
    CNL-Capital                                  20.4      75           18.6       74          19.0       67
    Holding company results and
       consolidating eliminations                (2.0)     (7)          (2.4)     (10)         (2.4 )     (9)
                                              --------    ------     --------    -------     --------    ------
         Total general operating and
           administrative expenses             $ 27.3     100%        $ 25.2      100%        $28.4      100%
                                              ========    ======     ========    =======     ========    ======

o CNL-Investments' general operating and administrative expenses remained constant between 2004 and 2003, while in 2003 this segment reported a 24 percent decrease over the comparable period in 2002. The decline in expenses in 2003 as compared to 2002 was the result of transferring certain financial and strategic functions, including transferring certain employees relating to the management of the external portfolios, to a subsidiary of CFG, an affiliate. The decrease in general operating and administrative expenses in 2004 resulting from the transfer of certain strategic functions to CFG during 2003 was offset by an increase in additional professional fees as a result of compliance requirements with the Sarbanes-Oxley Act and increased expenses incurred in connection with the merger with USRP.

o General operating and administrative expenses in CNL-Capital increased during 2004 as compared to 2003 due to several factors. The Company incurred additional professional fees as a result of compliance requirements with the Sarbanes-Oxley Act, and increased expenses in connection with the merger with USRP. CNL-Capital's general operating and administrative expenses were fairly constant between 2003 and 2002.

Interest expense constitutes one of the most significant operating expenses. The interest expense incurred in connection with the Investment Property Sales Program is included in operating results from discontinued operations. Components of interest expense from continuing operations are as follows:

                                                              For the year ended December 31,

    Interest expense by segment (in                       % of                   % of                    % of
       millions)                               2004       Total       2003       Total        2002       Total
                                              --------    ------     --------    -------     ------      ------

    CNL-Investments                            $ 29.3      61%        $ 27.5       54%        $30.6       52%
    CNL-Capital                                  18.3      38           23.7       47          28.5       49
    Holding company results and
       consolidating eliminations                 0.4       1           (0.6)      (1)         (0.7 )     (1)
                                              --------    ------     --------    -------     --------    ------
         Total interest expense                $ 48.0     100%        $ 50.6      100%        $58.4      100%
                                              ========    ======     ========    =======     ========    ======

o CNL-Investments had an increase in interest expense in 2004 as compared to 2003 due to CNL-Investments issuing bonds payable in December 2003 and May 2004, collateralized by approximately $46.6 million of mortgage loans. The segment realized a decrease of 10 percent in interest expense in 2003 as compared to the previous year. CNL-Investments decreased its level of debt throughout most of 2003 and 2002 through the sales of real estate. As a result, interest expense decreased due to a decline in weighted average balances outstanding on its borrowings during 2003 as compared to 2002.

o CNL-Capital experienced a 23 percent decrease in interest expense in 2004 as compared to 2003. The decrease was partially the result of the $10 million pay down of the Subordinated Note Payable and the related decrease of the interest rate on this facility from 8.5 percent to 7.0 percent in January 2004. In September 2004, CNL-Capital repaid an additional $11.875 million on the Subordinated Note Payable. Interest expense also decreased because CNL-Capital paid down the Mortgage Warehouse Facility by approximately $12.3 million in December 2003 when it sold the mortgage loans receivable to CNL-Investments, as described above. As a result of the sale of these mortgage loans receivable CNL-Capital terminated the fair value hedge associated with the mortgage loans receivable and eliminated the interest expense on the interest rate swap. Interest expense also decreased because CNL-Capital unwound a portion of a cash flow hedge this year, as further described below. During 2003, CNL-Capital reduced its interest-bearing debt, partly due to holding lower average inventory levels of properties held for sale. The reduction in available inventory occurred because CNL-Capital generated $194 million in sales proceeds from the Investment Property Sales Program throughout 2003 while acquiring only $169 million in new properties. Declining interest rates also contributed to lower interest expense in 2003 as compared to the previous year. The weighted average interest rate on the mortgage warehouse facilities to fund property acquisitions decreased from 4.07 percent to 3.41 percent in 2002 and 2003, respectively. The decrease in the weighted average rates charged on borrowings from the mortgage warehouse facilities was partially offset by higher weighted average interest rate charged by the five-year financing of over $225 million entered into in June 2002. Although interest expense increased due to the five-year financing, CNL-Capital complied with the terms of the loan warehouse facility and was also able to preserve net spread resulting from the excess of the interest income received over the interest expense paid.

Property expenses typically occur when tenants default on their obligations in the real estate segment. The Company recognized $0.3 million, $0.7 million and $3.0 million in property expenses during 2004, 2003 and 2002, respectively. In 2004 and 2003, fewer vacant properties were on hand incurring these expenses as opposed to 2002. Property expenses were higher in 2002 due to three major tenants declaring bankruptcy and rejecting numerous leases that resulted in the Company incurring real estate taxes, insurance, repairs and maintenance and legal fees related to dealing with resolution of the assets within bankruptcies. Phoenix Restaurant Group, Inc. and its subsidiaries, (collectively referred to as "PRG") filed for bankruptcy in 2001, and Roadhouse Grill, Inc. ("Roadhouse Grill") and Houlihan's Restaurant Group ("Houlihan's") filed for bankruptcy in 2002. Some expenses formerly presented in this category associated with properties treated as discontinued operations are incorporated in the earnings or losses from discontinued operations for all years presented.

Depreciation and amortization expenses reflect the level of assets invested in leased properties held by CNL-Investments. Once a property is designated as held for sale or sold, the related depreciation is reflected as a component of discontinued operations. The specialty finance segment does not depreciate its properties held for sale, but along with CNL-Investments, CNL-Capital has recorded depreciation on office and computer equipment during 2004, 2003 and 2002, respectively.

CNL-Capital recorded a loss on termination of cash flow hedge of $0.9 million and $0.5 million in 2004 and 2003, respectively. In conjunction with the Company paying approximately $5.8 million during 2004, as described above in "Liquidity and Capital Resources -- CNL Capital -- Indebtedness -- Note Payable," the Company unwound a portion of its cash flow hedge to comply with its hedge agreement. The loss during 2003 relates to the prepayment of mortgage loans by a borrower causing CNL-Capital to pay down a portion of the related debt collateralized by these mortgage loans and to also unwind a portion of the related swap.

Impairments and provisions on assets consist of bad debt expense relating to receivables that management deemed uncollectible, provisions for loan losses associated with non-performing loans, valuation allowances associated with investments in the 1998-1 and 1999-1 residual interests and impairment provisions on properties (excluding impairments on properties treated as discontinued operations as described below). The following table illustrates the comparative period expenses by segment:

                                                              For the year ended December 31,

    Impairments and provisions on                         % of                   % of                    % of
       assets (in millions)                    2004       Total       2003       Total        2002       Total
                                              --------    ------     --------    -------     ------      ------

    CNL-Investments                             $ 3.0        65%       $ 4.1       32%        $ 4.3         45%
    CNL-Capital                                   1.6        35          8.8       68           5.2         55
                                              --------    ------     --------    -------     --------    ------
         Total impairments and
           provisions on assets                 $ 4.6       100%      $ 12.9      100%        $ 9.5       100%
                                              ========    ======     ========    =======     ========    ======

CNL-Investments recorded provisions for loan losses of $0.6 million and $0.8 million during 2004 and 2003, respectively, associated with non-performing loans. The provisions for loan losses during 2004 related primarily to loans from American Restaurant Group ("ARG"), which declared bankruptcy in October 2004. Management evaluates its loan portfolio and records a reserve as potential losses become evident. CNL-Investments recorded impairment provisions of $2.4 million, $3.3 million and $4.3 million during 2004, 2003 and 2002, respectively, excluding impairments on properties treated as discontinued operations as described below. The impairments related to properties from defaulted tenants, including properties previously leased to Roadhouse Grill, Houlihan's, Chevy's and Ground Round, all of which declared bankruptcy during 2002 through 2004. The impairments represented the difference between the net carrying value of the properties and the estimated fair value of the properties.

CNL-Capital recorded provisions for loan losses of $4.7 million and $3.2 million in 2003 and 2002, respectively, associated with non-performing loans, and a recovery of $0.5 million due to improved performance on its loan portfolio during 2004. CNL-Capital also recorded write-offs of $1.0 million, $1.6 million and $2.0 million during 2004, 2003 and 2002, respectively, relating to its 1998-1 and 1999-1 residual interests. CNL-Capital recorded these amounts based on its determination that a permanent impairment in value had occurred as a result of certain borrower delinquencies within these securitized pools. CNL-Capital also recorded bad debt expense of $1.1 million and $2.5 million during 2004 and 2003, respectively, relating to receivables that management elected to reserve or write-off.

Discontinued Operations

The Company accounts for certain of its revenues and expenses as originating from discontinued operations pursuant to generally accepted accounting principles requiring that sales of real estate, or the designation of a real estate asset as held for sale, be treated as discontinued operations if certain criteria are met. Any gain or loss from such disposition, and any income or expenses associated with these real estate assets, are included in the income statement as discontinued operations. CNL-Capital's Investment Property Sales program, a vital piece of its ongoing operating strategy, falls within this guidance. Therefore, gains from properties sold under the Investment Property Sales program are included as discontinued operations, unless the gain was realized in 2002 for properties identified as held for sale before January 1, 2002. Income and expenses associated with Investment Property Sales program assets are also included in discontinued operations, except for 2002 income and expenses associated with properties acquired before January 1, 2002 and sold by December 31, 2002. In addition, CNL-Investments has designated certain real estate assets as held for sale and has included income and expenses associated with the assets as well as the gain or loss from any dispositions of these assets as discontinued operations for all periods presented.

During 2002, the Company purchased the operations of certain restaurants. In December 2003, the Company decided to dispose of these restaurant operations and sold them in December 2004 to an affiliated entity, as described above in "Liquidity and Capital Resources - CNL-Investments - Liquidity Risks". All operating results relating to these restaurant operations have been recorded as discontinued operations for all periods presented. The table below illustrates the treatment of discontinued operations by segment for each of the years ended December 31:

Income from discontinued operations
  by segment (in millions)                             2004          2003           2002
                                                   -------------  ------------   -----------

CNL-Investments discontinued operations:
     Losses from operations                            $   (3.1 )    $   (6.5 )     $  (5.2 )
     Gains on disposal                                      7.7           3.7           3.3
CNL-Capital discontinued operations:
     Earnings from operations                               4.9           5.9           3.2
     Gains on disposal                                     35.2          24.6           8.3
     Income tax (provision)/benefit                       (10.9 )         6.3             --
                                                   -------------  ------------   -----------
       Total income from discontinued
          operations                                   $   33.8      $   34.0       $   9.6
                                                   =============  ============   ===========

o Losses from discontinued operations of CNL-Investments include impairment provisions of $2.4 million, $8.2 million and $9.0 million in 2004, 2003 and 2002, respectively. The earnings from discontinued operations of CNL-Capital include impairment provisions of $2.3 million, $1.4 million and $0.7 million in 2004, 2003 and 2002, respectively. Impairments related primarily to properties or restaurant assets designated as held for sale or sold through March 31, 2005.

o In December 2004, the Company sold its interest in a subsidiary engaged in restaurant operations to Cherry Den LLC, as described above in "Liquidity and Capital Resources - CNL-Investments - Liquidity Risks." The Company received $0.7 million in proceeds from the sale and recognized a net gain of $1.2 million on this sale including the recognition of $0.8 million in gains on sales of real estate used in its restaurant operations, which were previously deferred in accordance with generally accepted accounting principles.

o Gains on disposal of properties of CNL-Investments were higher during 2004 as compared to the same periods in 2003 and 2002. During 2004, CNL-Investments sold three properties with gains exceeding $1.0 million per property. Although CNL-Capital sold 128, 147 and 182 properties in 2004, 2003 and 2002, respectively, gains in 2004 were higher because CNL-Capital reduced its reliance on outside brokers to sell its properties increasing the average gain per property. The increase in gains is also due to better originations market penetration that resulted in favorable spread between the acquisition price and the sales price.

Income Tax (Provision)/Benefit

The Company is a REIT and REITs generally are not subject to income tax if certain distributions and other requirements are met. However, effective January 1, 2001, the Company began engaging in certain activities that are taxable through its TRSs.

o At the time of the TRS election, differences existed between the tax and the financial reporting treatment of certain items such as loan loss reserves and reserves for impairment and depreciation. In the aggregate, these differences served to defer deductions and accelerate income reported for tax purposes prior to the TRS election, with the benefit of the reversal of such differences attributed to the TRS. This benefit gave rise to a deferred tax asset. Management did not believe that the realization of the deferred tax asset was more likely than not. Therefore the deferred tax asset was completely offset by a valuation allowance, and no benefit was recognized January 1, 2001.

o During 2002, the Company reflected no tax benefit or expense. While taxable activities were profitable, sufficient benefit of future deductions existed to offset expense for the year. As of December 31, 2003, CNL-Capital reversed the valuation allowance of $7.0 million previously recorded by the CNL-Capital TRS against its deferred tax asset. CNL-Capital determined that is was more likely than not that this deferred tax asset will be realized based on historical earnings and projected future income of CNL-Capital.

o During 2004, CNL-Capital recognized $10.9 million in tax expenses consisting of $8.4 million in current federal and state taxes and $2.5 million in deferred federal and state taxes. The deferred tax expense includes $0.9 million associated with the reversal of deferred tax benefit recorded in 2003 relating to the cash flow hedge that is recognized as a component of other comprehensive income. The Company accounts for partial hedge terminations designed to offset reductions in the mortgage note receivable balances as removing an applicable portion of the previously recorded tax effect from other comprehensive income. Also, during 2004, the Company reversed the remaining valuation allowance that had been recorded at December 31, 2003.


Item 2.  Quantitative and Qualitative Disclosures About Market Risk

This information is described above in Item 1. Management's Discussion and Analysis of Financial Condition and Results of Operations.


Item 3.  Financial Statements and Supplementary Data

        Report of Independent Registered Certified Public Accounting Firm



To The Board of Directors and Shareholders:

We have completed an integrated audit of CNL Restaurant Properties, Inc.'s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and comprehensive income
(loss) and cash flows present fairly, in all material respects, the financial position of CNL Restaurant Properties, inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing in Item 4, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An  audit of  internal  control  over  financial  reporting  includes obtaining  an  understanding  of  internal  control  over  financial  reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.




Orlando, Florida
March 4, 2005, except for the last paragraph of Note 1, as to which the date is September 9, 2005

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (In thousands except for per share data)


                                                                                      December 31,
                                                                             2004                     2003
                                                                        ----------------         ----------------
ASSETS

Real estate investment properties                                           $    533,738             $    522,809
Net investment in direct financing leases                                         98,068                  100,829
Real estate and restaurant assets held for sale                                  149,043                  154,820
Mortgage, equipment and other notes receivable, net of
    allowance of $7,261 and $13,964, respectively                                290,140                  320,900
Mortgage loans held for sale                                                          --                    1,490
Other investments                                                                 16,495                   29,671
Cash and cash equivalents                                                         22,744                   36,955
Restricted cash                                                                    7,402                   12,462
Receivables, less allowance for doubtful accounts
    of $2,136 and $872, respectively                                               7,391                    3,382
Accrued rental income                                                             28,393                   25,321
Goodwill                                                                          56,260                   56,260
Other assets                                                                      33,975                   33,217
                                                                       ------------------       ------------------
                                                                           $   1,243,649            $   1,298,116
                                                                       ==================       ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

Revolver                                                                    $     21,000             $      2,000
Notes payable                                                                    162,810                  182,560
Mortgage warehouse facilities                                                    101,394                   93,513
Subordinated note payable                                                         21,875                   43,750
Bonds payable                                                                    405,421                  430,011
Due to related parties                                                            37,172                   25,038
Other payables                                                                    33,736                   34,096
                                                                       ------------------       ------------------
    Total liabilities                                                            783,408                  810,968
                                                                       ------------------       ------------------

Minority interests, including redeemable partnership interest                      6,819                    7,262

Commitments and contingencies (Note 14)

Stockholders' equity:
    Preferred stock, without par value.  Authorized
       and unissued 3,000 shares                                                      --                        --
    Excess shares, $0.01 par value per share.
       Authorized and unissued 78,000 shares                                          --                        --
    Common stock, $0.01 par value per share.  Authorized
       62,500 shares, issued 45,286 outstanding 45,249                               452                      452
    Capital in excess of par value                                               825,134                  826,627
    Accumulated other comprehensive loss                                         (12,434 )                (14,447 )
    Accumulated distributions in excess of net income                           (359,730 )               (332,746 )
                                                                       ------------------       ------------------
       Total stockholders' equity                                                453,422                  479,886
                                                                       ------------------       ------------------

                                                                           $   1,243,649            $   1,298,116
                                                                       ==================       ==================

          See accompanying notes to consolidated financial statements.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands except for per share data)

                                                                               Year Ended December 31,
                                                                    2004                 2003                 2002
                                                                --------------       -------------        -------------
Revenues:
    Sale of real estate                                             $      --            $      --         $   209,498
    Rental income from operating leases                                57,491               59,938              66,218
    Earned income from direct financing leases                         10,131               10,595              11,535
    Interest income from mortgage, equipment and other
       notes receivables                                               26,394               29,807              34,552
    Investment and interest income                                      3,770                4,586               5,347
    Net decrease in value of mortgage loans
       held for sale, net of related hedge                                 --               (1,853 )            (5,368 )
    Other income                                                        7,107                9,610              12,308
                                                               ---------------      ---------------      --------------
                                                                      104,893              112,683             334,090
                                                               ---------------      ---------------      --------------
Expenses:
    Cost of real estate sold                                               --                   --             193,179
    General operating and administrative                               27,346               25,208              28,433
    Interest expense                                                   47,999               50,576              58,401
    Property expenses                                                     311                  743               3,036
    State and other taxes                                                 337                  212                  88
    Depreciation and amortization                                      11,753               12,206              12,762
    Loss on termination of cash flow hedges                               940                  502                   --
    Impairments and provisions on assets                                4,551               12,864               9,510
                                                               ---------------      --------------       --------------
                                                                       93,237              102,311             305,409
                                                               ---------------      ---------------      --------------
Income from continuing operations before minority
    interest  in income of  consolidated  joint  ventures,
    equity in earnings of unconsolidated joint ventures
    and gain/(loss) on sale of assets                                  11,656               10,372              28,681

Minority interest in income of consolidated joint ventures             (3,718 )             (1,913 )            (2,409 )

Equity in earnings of unconsolidated joint ventures                       105                  108                 101

Gain/(loss) on sale of assets                                             135                 (157 )              (347 )
                                                               ---------------      ---------------      --------------

Income from continuing operations                                       8,178                8,410              26,026

Income from discontinued operations, after income taxes                33,840               34,030               9,564
                                                               ---------------      ---------------      --------------

Net income                                                        $    42,018          $    42,440       $      35,590
                                                               ===============      ===============      ==============

          See accompanying notes to consolidated financial statements.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME - CONTINUED
                    (In thousands except for per share data)

                                                                               Year Ended December 31,
                                                                    2004                 2003                2002
                                                               ---------------      ---------------      --------------

Earnings per share of common stock (basic and diluted):

       From continuing operations                                  $     0.18           $     0.19          $     0.58

       From discontinued operations                                      0.75                 0.75                0.22
                                                               ---------------      ---------------      --------------

Net income                                                         $     0.93           $     0.94          $     0.80
                                                               ===============      ===============      ==============

Weighted average number of shares
    of common stock outstanding                                        45,249               45,249              44,620
                                                               ===============      ===============      ==============

          See accompanying notes to consolidated financial statements.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME/(LOSS)
                  Years Ended December 31, 2004, 2003 and 2002
                    (In thousands except for per share data)

                                                                          Accumulated    Accumulated
                                    Common stock                          distributions     other                          Compre-
                               -----------------------   Capital in       in excess        compre-                         hensive
                                 Number        Par        excess of         of net         hensive                         income/
                               of shares      value       par value         income       income/(loss)       Total         (loss)
                               -----------  ----------  --------------   -------------   -------------    -------------   ----------

Balance at December 31, 2001    44,076       $   441      $798,154         $ (273,783)    $   1,370         $  526,182

Shares issued, net of
    retirement of
    common stock                 1,173            11        20,084                 --            --             20,095

Stock issuance costs                --            --        (1,493 )               --            --             (1,493 )

Net income                          --            --            --          $  35,590            --             35,590       35,590

Other comprehensive loss,
    market revaluation on
    available for sale
    securities                      --            --            --                 --          (775 )              (775)       (775)

Current period adjustment to
    recognize  change in fair
    value of cash flow hedges, net
    of tax                          --            --            --                 --       (17,457)            (17,457)    (17,457)
                                                                                                                          ----------

Total comprehensive income          --            --            --                 --            --                  --   $  17,358
                                                                                                                          ==========

Distributions declared and
    paid ($1.52 per share)          --            --            --            (67,991 )          --             (67,991 )
                               -----------  ----------  --------------   -------------   -------------     -------------

Balance at December 31, 2002    45,249       $   452     $ 816,745         $ (306,184 )   $  (16,862)      $    494,151

Acquisition of minority
    interest                        --            --        11,375                 --             --             11,375

Stock issuance costs                --            --        (1,493 )               --             --              (1,493 )

Net income                          --            --            --             42,440             --              42,440  $  42,440

Reclassification of market
    revaluation  on available
    for sale securities
    to statement of income          --            --            --                 --            (78 )               (78 )      (78)

Reclassification of cash
    flow hedge losses to
    statement of income             --            --            --                 --            502                 502        502

Current period adjustment to
    recognize change in fair
    value of cash flow hedges,
    net of $1,750 in tax
    benefit                         --            --             --                --          1,991               1,991       1,991
                                                                                                                          ----------
Total comprehensive income          --            --             --                --             --                  --   $  44,855
                                                                                                                          ==========

Distributions declared and
    paid ($1.52 per share)          --            --             --           (69,002 )           --             (69,002 )
                               -----------  ----------  --------------   -------------   -------------    -------------

Balance at December 31, 2003       45,249     $   452    $    826,627    $   (332,746 )  $    (14,447 )   $    479,886
                               ===========  ==========  ==============   =============   =============    =============

          See accompanying notes to consolidated financial statements.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
                           COMPREHENSIVE INCOME/(LOSS)
                  Years Ended December 31, 2004, 2003 and 2002
                    (In thousands except for per share data)


                                                                         Accumulated     Accumulated
                                    Common stock                         distributions     other                          Compre-
                               -----------------------   Capital in       in excess       compre-                         hensive
                                Number        Par        excess of         of net         hensive                         income/
                               of shares      value       par value        income       income/(loss)       Total         (loss)
                               -----------  ----------  --------------   -------------   -------------    -------------   ----------

Balance at December 31, 2003       45,249     $   452    $    826,627    $   (332,746 )  $    (14,447 )   $    479,886

Stock issuance costs                   --          --          (1,493 )            --              --           (1,493 )

Net income                             --          --              --          42,018              --           42,018   $   42,018

Other comprehensive loss,
    market revaluation on
    available for sale
    securities                         --          --              --              --            (340 )           (340 )       (340)

Reclassification of cash
    flow hedge losses
    to statement of income             --          --              --              --             940              940           940

Current period adjustment to
    recognize  change in fair
    value of cash flow hedges,
    net of $100 in tax benefit         --          --              --              --           1,413            1,413         1,413
                                                                                                                          ----------

Total comprehensive income             --          --              --              --              --               --    $   44,031
                                                                                                                          ==========

Distributions declared and
    paid ($1.52 per share)             --          --              --         (69,002 )            --          (69,002 )
                               -----------  ----------  --------------   -------------   -------------    -------------

Balance at December 31, 2004       45,249     $   452    $    825,134    $   (359,730 )  $    (12,434 )   $    453,422
                               ===========  ==========  ==============   =============   =============    =============

          See accompanying notes to consolidated financial statements.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                    Year Ended December 31,
                                                                           2004                 2003             2002
                                                                       --------------       -------------    -------------
Cash flows from operating activities:

   Net income                                                            $    42,018         $   42,440        $   35,590
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                        12,677             13,466            14,826
         Amortization of deferred financing costs                              5,535              4,023             4,273
         Impairments and provisions on assets                                  9,299             22,405            19,165
         Gain on sales of assets                                              (4,943 )           (3,475 )          (2,947 )
         Increase in income tax payable                                          658                 --                --
         Decrease/(increase) in deferred tax asset                             2,494             (7,754 )              --
         Increase in prepaid income tax                                         (723 )           (2,610 )              --
         Increase in accrued rental income                                    (3,533 )           (5,728 )          (5,561 )
         Amortization of investment in direct financing leases                 2,164              1,810             1,119
         Net decrease in value of mortgage loans held for sale,
             net of related hedge                                                 --              1,853             5,368
         Investment in mortgage loans held for sale                               --               (112 )            (226 )
         Collection on mortgage loans held for sale                               --              7,635            16,356
         Changes in inventories of real estate held for sale                 (19,854 )           29,618            45,471
         Changes in other operating assets and liabilities                    (6,707 )            4,801           (21,847 )
                                                                       --------------      --------------   --------------
      Net cash provided by operating activities                               39,085             108,372          111,587
                                                                       --------------      --------------   --------------

Cash flows from investing activities:

   Additions to real estate investment properties                            (20,726 )                --           (7,212 )
   Proceeds from sale of assets                                               20,562              25,312           67,085
   Decrease/(increase) in restricted cash                                      5,060              (7,888 )          6,357
   Investment in joint venture                                                    --                  --             (150 )
   Investment in mortgage, equipment and other notes receivable                   --                  --           (6,607 )
   Collection on mortgage, equipment and other notes receivable               34,789              29,075           15,481
   Proceeds from sale of other investments                                    11,195                  19               --

                                                                       --------------      --------------   --------------
      Net cash provided by investing activities                               50,880              46,518           74,954
                                                                       --------------      --------------   --------------

          See accompanying notes to consolidated financial statements.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                 (In thousands)

                                                                                      Year Ended December 31,
                                                                           2004                 2003                 2002
                                                                      ---------------      ---------------      ---------------
   Cash flows from financing activities:
      Payment of stock issuance costs                                   $     (1,493 )       $    (1,493 )        $    (1,493 )
      Proceeds from borrowings on revolver and note payable                   61,552              34,104              249,334
      Payment on revolver, note payable and subordinated note
         payable                                                             (84,177 )           (66,751 )            (90,874 )
      Proceeds from borrowings on mortgage warehouse facilities              196,335             124,127              189,901
      Payments on mortgage warehouse facilities                             (188,454 )          (176,372 )           (474,312 )
      Proceeds from issuance of bonds                                          5,000              24,906                   --
      Retirement of bonds payable                                            (29,844 )           (19,403 )            (16,436 )
      Payment of bond issuance and debt refinancing costs                       (908 )            (2,231 )                (27 )
      Proceeds from sale of shares, net of retirement of
        common stock                                                              --                  --                9,746
      Loan from stockholder                                                   10,900              18,710               11,750
      Distributions to minority interest                                      (3,327 )            (1,867 )             (1,484 )
      Distributions to stockholders                                          (69,760 )           (68,244 )            (67,991 )
                                                                      ---------------      --------------       --------------
             Net cash used in financing activities                          (104,176 )          (134,514 )           (191,886 )
                                                                      ---------------      --------------       --------------

Net increase (decrease) in cash and cash equivalents                         (14,211 )            20,376               (5,345 )

Cash and cash equivalents at beginning of year                                36,955              16,579               21,924
                                                                      ---------------      --------------       --------------

Cash and cash equivalents at end of year                                $     22,744          $   36,955           $   16,579
                                                                      ===============      ==============       ==============

Supplemental disclosures of cash flow information:

      Interest paid                                                     $     44,541         $    48,114          $    52,704
                                                                      ===============      ==============       ==============

      Interest capitalized                                                $       23           $      95           $      113
                                                                      ===============      ==============       ==============

      Income taxes paid                                                  $     8,508         $     4,019           $      193
                                                                      ===============      ==============       ==============

Supplemental disclosures of non-cash investing and financing activities:

      Redemption of minority interest in lieu of payment on
         accounts receivable                                              $      894          $      317             $     --
                                                                      ===============      ==============       ==============

      Acquisition of minority interest                                    $       --         $    11,375             $      --
                                                                      ===============      ==============       ==============

      Foreclosure   on  notes   receivable  and  acceptance  of
         underlying real estate cfollateral                               $      452         $     4,632          $     3,788
                                                                      ===============      ==============       ==============

      Notes  receivable accepted in exchange for sale of
         properties                                                      $     3,490         $     1,394             $      --
                                                                      ===============      ==============       ==============

      Financing of computer software acquisition                          $       --         $     1,788             $      --
                                                                      ===============      ==============       ==============

      Distributions declared and unpaid at December 31                    $       --          $      758             $      --
                                                                      ===============      ==============       ==============

      Conversion  of  related  party  advances  into  shares of
         common stock                                                     $       --           $      --          $    10,350
                                                                      ===============      ==============       ==============

          See accompanying notes to consolidated financial statements.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


1.       Significant Accounting Policies:

         Organization - CNL Restaurant Properties, Inc. ("the Company") was organized in Maryland in May of 1994, and is the nation's largest self-advised real estate investment trust ("REIT") focused on the restaurant industry. The term "Company" includes, unless the context otherwise requires, CNL Restaurant Properties, Inc. and its majority owned and controlled subsidiaries. These subsidiaries include CNL Restaurant Investments, Inc. and CNL Restaurant Capital Corp. The Company's operations are divided into two business segments. The real estate segment, operated principally through CNL Restaurant Investments, Inc. ("CNL-Investments"), owns and manages a portfolio of primarily long-term triple-net lease properties. CNL-Investments provides portfolio management, property management and dispositions, and opportunistically acquires real estate investments for sale. In addition, CNL-Investments services approximately $488 million in affiliate real estate portfolios and earns management fees related thereto. Through December 31, 2004, the specialty finance segment was operated through the Company's wholly-owned subsidiary CNL Restaurant Capital Corp. ("CNL-Capital"), a partnership with Bank of America, N.A. (the "Bank") and CNL/CAS Corp., an affiliate of the Company's Chairman. CNL-Capital offers real estate financing, advisory and other services to national and larger regional restaurant operators. It acquires restaurant real estate properties, which are subject to triple-net lease, utilizing short-term debt and generally sells the properties at a profit.

         In 2003, CNL-Capital modified certain terms relating to the alliance with the Bank that resulted in the Bank reducing its ownership interest in CNL-Capital. In conjunction with the ownership reduction, the Bank agreed to assume certain costs of its portfolio operations and decreased the referral fees paid by the Bank to CNL-Capital under the referral program between the Bank and CNL-Capital. In addition, CNL CAS/Corp. agreed to reduce its interest in CNL-Capital. Effective January 1, 2005, the Bank agreed to redeem the remaining balance of its ownership interest in CNL-Capital. The Company and the Bank agreed to continue the alliance for five years, but modified the referral fees program between the parties whereby only CNL-Capital will pay referral fees when the resulting net amount is a payable to the Bank. In addition, this agreement eliminated the conversion feature in the Subordinated Note Payable that allowed the Bank to convert the note into additional ownership of CNL-Capital. Also effective January 1, 2005, CNL-Capital reached an agreement to purchase CNL/CAS Corp's one percent interest at its carrying value. As a result of these agreements, the Company's ownership interest in CNL-Capital increased to 100 percent.

         Merger - On August 9, 2004, the Company announced that it had entered into a definitive agreement and plan of merger (the "Merger") with U.S. Restaurant Properties, Inc. ("USRP"), a publicly traded real estate investment trust, and on February 25, 2005, completed the transactions contemplated by the agreement, including the Merger of the Company into USRP and the change of USRP's name to Trustreet Properties, Inc. On the same day, pursuant to merger agreements between each of the 18 public limited partnerships (the "CNL Income Funds") and USRP, each CNL Income Fund merged with a separate wholly owned subsidiary of the combined company's operating partnership. As a result of the Merger, each share of Company common stock was converted into 0.7742 shares of USRP common stock and 0.16 newly issued shares of USRP's 7.5 percent Series C Redeemable Convertible Preferred Stock ($25 liquidation preference). The exchange ratio was not subject to change and there was no "collar" or minimum trading price for the shares of the Company's common stock or USRP's common stock. The Merger was structured to be tax-free to the stockholders of the Company and USRP.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


1.       Significant Accounting Policies:

         The Merger will be accounted for using the purchase method of accounting, and the Company will be treated as the acquirer for accounting purposes. As a result, the assets and liabilities of the Company will be recorded at historical values without restatement to fair values. The assets and liabilities of USRP and the CNL Income
         Funds will be recorded at their estimated fair values at the date of the Merger, with the excess of the purchase price of USRP over the sum of such fair values recorded as goodwill. The purchase price will be based upon market capitalization of USRP using the trading price of USRP common stock and traded preferred stock as of the date the merger was announced as well as the estimated market values for the existing Series B preferred stock plus certain merger related costs. In subsequent periods, historical information of the combined company will be that of the Company.

         On January 18, 2005, Robert Lewis and Sutter Acquisition Fund, LLC, two limited partners in several CNL Income Funds, filed Plaintiffs' Corrected Original Petition for Class Action, Cause No. 05-00083-F, a purported class action lawsuit on behalf of the limited partners of the 18 CNL Income Funds against the Company, USRP, the 18 CNL Income Funds and the general partners (Mr. Seneff, Mr. Bourne and CNL Realty Corporation) of the 18 CNL Income Funds, CNL-Investments and CNL-Corp. in the District Court of Dallas County, Texas. The complaint alleges that the general partners of the CNL Income Funds breached their fiduciary duties in connection with the proposed mergers between the CNL Income Funds and USRP and that the Company, CNL-Investments, CNL-Corp., and USRP aided and abetted in the alleged breaches of fiduciary duties. The complaint further alleges that the CNL Income Fund general partners violated provisions of the CNL Income Fund partnership agreements and demands an accounting as to the affairs of the CNL Income Funds. The plaintiffs are seeking unspecified compensatory and exemplary damages and equitable relief, which also included an injunction preventing the defendants from proceeding with the mergers. The injunction was not successful in preventing the Merger that occurred on February 25, 2005.

         Management of the Company believes that the lawsuit, including the request for class certification, is without merit and intends to defend vigorously against such claims.

         In December 2004, the Company and USRP each entered into a commitment letter with the Bank and an affiliate of the Bank to obtain bridge financing in an amount up to $775 million to finance the Merger, refinance the debt, and for general corporate purposes until permanent financing could be put in place. The bridge financing provided by the Bank consisted of a senior secured revolving credit facility of up to $125 million and a senior secured term loan of up to $650 million. The bridge financing bears interest at a floating rate of interest and will mature, and be repayable in full, on the 90th day following its initial funding. The Company anticipates raising approximately $875 million of new debt capacity to replace the bridge financing and to refinance existing debt following the Merger. These new financings are expected to consist of senior unsecured notes, a new senior credit facility and a net lease securitization.

         Net Lease Securitization. The Company priced a $275 million triple-net lease financing on February 25, 2005 with an expected closing date of March 4, 2005. Between December 2004 and February 2005, the Company entered into four interest rate swaps with aggregate notional balance of $240 million in conjunction with this financing in an attempt to lock in a portion of its cost of capital. The Company unwound the interest rate swap contracts upon pricing these notes and received $1.7 million. The notes are collateralized by approximately 324 properties originated by the Company, USRP and the 18 CNL Income Funds. Two classes of mortgage notes were issued and will be amortized over twenty-years with a seven year balloon payment.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


1.       Significant Accounting Policies - Continued:

         New Senior Credit Facility. The Company expects to enter into a senior credit facility (the "Facility") consisting of a revolving credit facility and a term loan with a syndicate of lenders, including the Bank. The size of the Facility is expected to approximate $350 million and proceeds from the Facility will be used to repay the bridge financing, refinance existing debt and for general corporate purposes. Senior Unsecured Notes. The Company expects to issue $250 million in senior unsecured notes and together with the proceeds of the other financings described above, expects to repay indebtedness incurred in connection with the Merger and related transactions. The notes will mature in March 2015. The notes will be general unsecured debt, but will be effectively subordinated to all existing and future secured debt and to all liabilities of subsidiaries.

         Equity Compensation Plan - During 1999, the stockholders approved a performance incentive plan and through December 31, 2004, the Company had not made any awards related to this plan. As a result of the Merger, this performance incentive plan ceased to exist, and the Company adopted USRP's Flexible Incentive Plan ("Incentive Plan"). Under the Incentive Plan, the Company may grant shares of restricted common stock or stock options to purchase common stock. Pursuant to this Incentive Plan, stock options may be granted at any time and the aggregate outstanding options that can be granted shall be at an amount equal to or less than 4.9% of the Company's issued and outstanding shares of common stock at the date of grant. Options may be exercised through either the payment of cash or the transfer of shares of the Company's common stock owned by the optionee.

         Principles of Consolidation - The consolidated financial statements of the Company include its majority owned and controlled affiliates and variable interest entities for which the Company is the primary beneficiary. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding a variable interest that change with changes in the fair value of the entity's net assets. All significant intercompany balances and transactions among consolidated affiliates and variable interest entities have been eliminated. The equity method of accounting is applied to those investments in joint ventures that do not meet the variable interest entities criteria.

         Use of Estimates - Preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Significant estimates include provisions for impairment of real estate and loans, valuation of loans held for sale, deferred tax assets, goodwill, long lived assets and franchise loan investments. Actual results could differ from those estimates.

         Real Estate and Lease Accounting - The Company records its properties comprised of land, buildings and equipment at cost. Management reviews its properties for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable through operations or sale. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows, including the residual value of the property, with the carrying cost of the individual property. If impairment is indicated, the assets are adjusted to estimated fair value.

         Properties leased to restaurant operators are generally on a triple-net basis, which means the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the direct financing or the operating method.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


1.       Significant Accounting Policies - Continued:

                  Direct financing method - The leases accounted for using the direct financing method are recorded at the net investment that, at the inception of the lease, generally represents the cost of the asset. Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on net investment in the leases.

                  Operating method - Land, building and secured equipment leases are accounted for using the operating method. Revenue is recognized as rentals are earned and depreciation is charged to operations on a straight-line basis over the life of the related assets. Rental income is recognized on a straight-line basis over the lease term. Buildings and equipment are depreciated on the straight-line method over their estimated useful lives of 30 and seven years, respectively.

         Properties acquired that the Company intends to sell within one year of acquisition are recorded at cost. Rental income is recognized without regard to potential future rent increases and the asset is not depreciated. Revenue from sale of real estate is recognized at the time of closing when collectibility of the sales price is reasonably assured and the earnings process is substantially complete.

         Loans - The Company originated loans to restaurant operators prior to May 2001 that were generally collateralized by real estate, equipment and business enterprise value. The Company has accounted for these loans depending on the following classification:

                  Mortgage loans held for sale - Loans originated that the Company intended to sell or securitize generally within one year of origination were recorded at cost and adjusted for changes in market value under the Company's hedging strategy. Quoted prices for similar loans and the present value of the expected cash flows net of the estimated impact of any defaults were used to determine fair value. In December 2004, the remaining loans previously held for sale were reclassified to mortgage notes receivable to reflect the Company's intention to hold them to maturity.

                  Mortgage, equipment and other notes receivable - These loans are expected to be held until maturity, are recorded at cost and are reduced for any estimated future loss. Whenever it appears that future collection on specific notes appears doubtful, a valuation allowance is established. The allowance represents the difference between the carrying amount and the amount management expects to receive. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in impairments and provisions on assets. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan, including an impaired loan, is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Subsequent interest is recorded as income.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


1.       Significant Accounting Policies - Continued:

         Securitizations - Between 1999 and 2001, certain loans were originated and sold to entities that, in turn, issued securities to investors backed by these assets. The Company retained the servicing rights and participates in cash flows from the retained equity positions and lower rated securities. The present value of the expected cash flows for each retained security, after payment of principal and interest to third-party bond or certificate holders, over the estimated cost of servicing was recorded at the time of sale as a retained interest.
         Retained interests in securitized assets are included in other investments. Accounting for the retained interests requires the Company to estimate their value using market trends and historical experience, expected prepayments and defaults. This information is considered, along with prevailing discount rates and the terms of the bonds and certificates, to arrive at current fair value amounts and determine whether a permanent impairment in value has occurred.

         Restricted   Cash  -  Restricted  cash  relates  to  cash  received  in connection with assets held as collateral for certain debt and is subject to restrictions until released by the trustee.

         Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. These amounts may exceed federally insured levels, however, the Company has not experienced any losses in such accounts.

         Derivative Financial Instruments - The Company utilizes derivative instruments to partially offset the effect of fluctuating interest rates on the cash flows associated with a portion of its variable-rate debt. All derivative instruments are recorded on the balance sheet at fair value. Changes in the value of derivatives associated with hedge transactions are recorded either in current earnings or in other comprehensive income depending on the type.

                  Fair-value hedge transactions - During 2003 and 2002, when the Company hedged changes in the fair value of an asset or liability, the effective changes in the value of the derivative instrument were generally offset in the income statement by changes in the value of the hedged item.

                  Cash-flow hedge transactions - When the Company hedges variability of cash flows related to a variable-rate asset or liability or a forecasted transaction, effective changes in the value of the derivative instrument are reported in other comprehensive income and subsequently recognized in operations in the periods in which earnings are impacted by the variability of the cash flows of the hedged item or forecasted transaction.

         The ineffective portion of all hedges are reflected in earnings.

         Goodwill - Management evaluates the carrying value of goodwill on a periodic basis, and at least annually, to determine if an impairment is deemed necessary. A discounted cash flow valuation approach and/or capital market valuation approach is used to determine the fair market value of the Company, which is compared to the Company's net book value. Impairments resulting from this analysis are charged to results of operations. No impairment was required at December 31, 2004.

         Loan Costs - Loan costs incurred in connection with debt have been capitalized and are being amortized over the term of the related debt using the effective interest method. Loan costs are included in other assets in the financial statements. As of December 31, 2004 and 2003, the Company had capitalized loan costs of $24.3 million and $26.0 million, respectively and recorded accumulated amortization of $11.6 million and $6.9 million, respectively.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


1.       Significant Accounting Policies - Continued:

         Income Taxes - The Company elected to be taxed as a REIT for federal income tax purposes. The Company generally will not be subject to federal corporate income taxes on amounts distributed to stockholders, providing it distributes at least 90 percent of its taxable income and meets certain other requirements for qualifying as a REIT. Earnings and profits, which determine the taxability of dividends to stockholders, differ from reported net income as a result of differing treatment of items for financial reporting versus tax purposes, such as different lives and methods used to depreciate investment properties. Notwithstanding qualification as a REIT for tax purposes, the Company is subject to certain state taxes on its income and property.

         Effective January 1, 2001, the Company's subsidiary, CNL-Capital Corp., elected to be treated as a taxable REIT subsidiary ("TRS") pursuant to the provisions of the REIT Modernization Act. As a TRS, its operating Partnership, CNL-Capital, is able to engage in activities resulting in income that previously would have been disqualified from being eligible REIT income under the federal income tax regulations. Certain activities reside within CNL-Capital Corp. that are therefore subject to federal income taxes. A second less significant TRS began operations during 2002 and is also subject to federal income taxes.

         Earnings Per Share - Basic earnings per share are calculated based upon net earnings (income available to common stockholders) divided by the weighted average number of shares of common stock outstanding during the reporting period.

         Consolidated Statement of Cash Flows - Supplemental Disclosure - During the year ended December 31, 2003, the Company re-designated approximately $23.7 million from mortgage loans held for sale to held for investment. The loans serve as collateral for bonds issued by the Company. In June 2002, the Company redesignated approximately $225 million from mortgage loans held for sale to held for investment. The loans serve as collateral for a five year borrowing facility.

         During the year ended December 31, 2002, the Company converted $10.3 million of outstanding loans payable plus accrued interest payable under the loans into 604,177 shares of Company stock (see Note 11).

         During the year ended December 31, 2002, a tenant and borrower of the Company assigned loans in the amount of $7.5 million to an affiliate. The Company agreed to the assignment in exchange for an interest in a loan from the affiliate (see Note 11).

         New Accounting Standards - In December 2004, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 153, "Exchange of Non-Monetary Assets" ("FAS 153"). FAS 153 addresses the measurement of exchanges of non-monetary assets. It eliminates the exception from fair value measurement for non-monetary exchange of similar productive assets under APB Opinion No. 29, "Accounting for Non-Monetary Transactions", and replaces it with an exception for exchanges that do not have commercial substance. A non-monetary exchange has commercial substance if the entity's future cash flows are expected to significantly change as a result of the exchange. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

         In December 2004, the FASB issued a revision to FAS 123 "Accounting for Stock-Based Compensation" to expand the disclosure requirements in connection with the entity's use of share-based compensation and share-based payment for the acquisition of goods or services other than employee services. Historically, the Company has not made any stock awards, and had not been subject to this pronouncement. As a result of the Merger in which the Company adopted USRP's Incentive Plan, the Company will become subject to this pronouncement in 2005.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


1.       Significant Accounting Policies - Continued:

         Reclassifications - During the six months ended June 30, 2005, the Company identified four properties as held for sale. These properties, their related assets, and their revenues and expenses have been reclassified to real estate held for sale and to discontinued operations for all periods presented. Accordingly, certain disclosures in footnotes 2, 3, 4, 13 and 15 have been revised to reflect the effects of these reclassifications.

2.       Real Estate Investment Properties:

         Real estate investment properties consist of the following at December 31:

                                                                           (In thousands)
                                                                    2004                     2003
                                                              ------------------       -----------------

                Land                                               $    280,474             $   270,367
                Buildings                                               313,269                 301,494
                Equipment                                                 1,251                   1,673
                                                              ------------------       -----------------
                                                                        594,994                 573,534
                Less accumulated depreciation                           (61,256 )               (50,725 )
                                                              ------------------       -----------------

                                                                   $    533,738            $    522,809
                                                              ==================       =================

         During 2002, the Company sold properties and equipment that were subject to operating leases and received net proceeds of $0.9 million and recorded a net loss of $0.3 million.

         In 2004, 2003 and 2002 the Company recorded provisions for impairment of $2.0 million, $3.3 million and $3.4 million, respectively. The tenants of these properties experienced financial difficulties and/or ceased payment of rents under the terms of their lease agreements. The provisions represent the amount necessary to reduce the properties' carrying value to estimated fair value.

         For the years ended December 31, 2004, 2003 and 2002 tenants paid or are expected to pay directly to real estate taxing authorities approximately $10.1 million, $10.3 million and $9.4 million, respectively, in real estate taxes in accordance with the terms of their triple-net leases.

         Substantially all property leases have initial terms of 10 to 20 years (most expiring between 2005 and 2024) and provide for scheduled rent increases, and in some cases, contingent rent. The leases generally allow the tenant to purchase the property at the greater of the Company's purchase price plus a specified percentage or fair market value at specified times. Fixed and determinable lease revenues are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 2004, 2003 and 2002, the Company recognized $4.0 million, $6.2 million and $5.6 million, respectively, of such accrued rental income.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


2.       Real Estate Investment Properties - Continued:

         Future  minimum   contractual  lease  payments  to  be  received  under
         noncancellable operating leases at December 31, 2004 are as follows:

                                                        (In thousands)
                                                      --------------------

                                2005                         $     54,133
                                2006                               54,284
                                2007                               54,859
                                2008                               55,915
                                2009                               57,514
                                Thereafter                        409,991
                                                      --------------------

                                                            $     686,696
                                                      ====================

3.       Net Investment in Direct Financing Leases:

         The components of net investment in direct financing leases consist of the following at December 31:

                                                                          (In thousands)
                                                                     2004               2003
                                                                  ------------      -------------

                   Minimum lease payments
                       receivable                                   $ 175,599          $ 189,116
                   Estimated residual values                           25,007             25,256
                   Interest receivable from
                       secured equipment leases                             7                  6
                   Less unearned income                              (102,545 )         (113,549 )
                                                                  ------------      -------------

                   Net investment in direct financing
                       leases                                        $ 98,068          $ 100,829
                                                                  ============      =============

         The following is a schedule of future minimum lease payments to be received on direct financing leases at December 31, 2004:

                                                         (In thousands)
                                                        ----------------

                              2005                          $    12,072
                              2006                               12,043
                              2007                               12,096
                              2008                               12,137
                              2009                               12,321
                              Thereafter                        114,930
                                                        ----------------

                                                            $   175,599
                                                        ================

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


3.       Net Investment in Direct Financing Leases - Continued:

         The Company's real estate segment recorded provisions for losses on direct financing leases totaling $0.3 million and $0.9 million during the year ended December 31, 2004 and 2002, respectively. The tenants of these properties experienced financial difficulties and ceased payment of rents. The provisions represent the amount necessary to reduce the carrying values of the direct financing leases to their estimated fair value.

4.       Real Estate and Restaurant Assets Held for Sale:

         Real estate and restaurant assets held for sale consist of the following at December 31:

                                                   (In thousands)
                                              2004                2003
                                          --------------     ---------------

               Land and buildings            $  149,043          $  153,207
               Restaurant assets                     --               1,613
                                          --------------     ---------------

                                             $  149,043          $  154,820
                                          ==============     ===============

         CNL-Capital actively acquires real estate assets subject to leases with the intent to sell. In accordance with Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the properties' operating results and the gains or losses resulting from the disposition of properties are recorded as discontinued operations.

         In addition to its business of investing in restaurant properties subject to triple-net leases, CNL-Investments will divest properties from time to time when it is strategic to the Company's longer-term goals. When CNL-Investments establishes its intent to sell a property, all operating results and the gain or loss on disposition of the property is treated as discontinued operations for all periods presented. During 2002, the Company purchased the operations of certain restaurants. In December 2004, the restaurant operations were sold to an affiliated entity. All operating results relating to these restaurant operations were recorded as discontinued operations for all periods presented.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 2004, 2003 and 2002


4.       Real Estate and Restaurant Assets Held for Sale - Continued:

         The operating results of the discontinued operations were as follows for the years ended December 31:

                                                                               (In thousands)
                                                                   2004              2003           2002
                                                                ------------      -----------    ------------

             Rental, earned and other income                      $  12,757         $ 13,338       $  14,123

             Food and beverage income                                13,471           13,728           2,428

             Interest expense                                        (3,534 )         (2,267 )        (2,348 )

             Other property related expense                          (1,861 )         (2,048 )        (3,728 )

             Impairment provisions                                   (4,748 )         (9,541 )        (9,654 )

             Food and beverage expenses                             (14,257 )        (13,856 )        (2,836 )
                                                                ------------      -----------    ------------

             Gain/(loss) from discontinued operations                 1,828             (646 )        (2,015 )
                                                                ------------      -----------    ------------


             Sales of real estate and restaurant operations         290,977          226,250         148,875

             Cost of real estate and restaurant operations
                sold                                               (248,027 )       (197,920 )      (137,296 )
                                                                ------------      -----------    ------------

             Gain on disposal of discontinued operations             42,950           28,330          11,579
                                                                ------------      -----------    ------------

             Income tax (provision)/ benefit                        (10,938 )          6,346               --
                                                                ------------      -----------    ------------

             Income from discontinued operations, net             $  33,840         $ 34,030        $  9,564
                                                                ============      ===========    ============


                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


5.       Mortgage, Equipment and Other Notes Receivable:

         Mortgage, equipment and other notes receivable consist of the following at December 31:

                                                                           (In thousands)
                                                                       2004              2003
                                                                   --------------    -------------

                   Outstanding principal                               $ 296,412        $ 332,924
                   Accrued interest income                                 2,277            3,377
                   Deferred financing income                              (1,321 )         (1,530 )
                   Unamortized deferred costs                                 33               93
                   Allowance for uncollectible notes                      (7,261 )        (13,964 )
                                                                   --------------    -------------
                                                                       $ 290,140        $ 320,900
                                                                   ==============    =============

         Approximately $273 million and $308 million of the outstanding principal balance as of December 31, 2004 and 2003, respectively, is secured by mortgages. The remaining principal is secured by franchised restaurant equipment and other collateral. As of December 31, 2004 and 2003, approximately $15 million and $8 million in notes receivable are considered impaired and approximately $2 million and $3 million are non-accrual status with regard to recognition of interest. The Company recognized $0.5 million and $0.4 million of interest income as of December 31, 2004 and 2003, respectively, on impaired loans.

         Changes in the allowance for loan losses for 2004 and 2003 are summarized as follows:

                                                                           (In thousands)
                                                                        2004             2003
                                                                    --------------    ------------

                   Balance at beginning of year                         $  13,964        $ 12,062
                   Provision for loan losses                                  112           5,463
                   Recoveries on loans previously charged off                (683 )          (944 )
                   Interest income reserves                                   311             964
                   Loans charged off                                       (6,443 )        (3,581 )
                                                                    --------------    ------------
                   Balance at end of year                               $   7,261        $ 13,964
                                                                    ==============    ============

         Management believes the net carrying value of the notes approximates fair value based on current rates at which similar loans would be made to borrowers with similar credit and for similar maturities.

6.       Mortgage Loans Held for Sale:

         Mortgage loans held for sale were wholly or partially collateralized by first mortgages on land and/or buildings of franchised restaurant businesses. The loans carried a weighted average interest rate of 8.33 percent, and were due in monthly installments with maturity dates ranging from 2004 to 2022. The loans generally prohibited prepayment for certain periods or included prepayment penalties.

         At December 31, 2003, the Company had approximately $1.5 million classified as mortgage loans held for sale. In 2004, these loans were reclassified to mortgage notes receivable to reflect the Company's intention to hold them to maturity.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


7.       Other Investments:

         The Company holds certificated franchise loan investments arising from securitization transactions. Prior to September 2004, the Company classified these investments as held-to-maturity securities and recorded them at amortized cost in other investments on the balance sheet. The Company's investments in the residual interest in these securitization transactions and an interest only strip are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value in other investments on the balance sheet, with the change in fair value during the period excluded from earnings and recorded as a component of other comprehensive income.

         The fair value of these investments, including accrued interest, consist of the following at December 31:

                                                              (In thousands)
                                                          2004             2003
                                                      -------------    --------------

        Held to maturity                                   $    --         $  27,442
        Available for sale (1)                              16,495             2,229
                                                      -------------    --------------
                                                         $  16,495         $  29,671
                                                      =============    ==============

         (1) Maturities ranging from 2012-2018.

         In September 2004, the Company accepted an unsolicited offer to sell certain franchise loan investments, originally classified as held to maturity, to a third party for $11.2 million, resulting in a gain on sale of approximately $0.1 million. As a result of the sale, the Company redesignated the remaining investments originally classified as investments held to maturity, to investments available for sale. As a result of the redesignation, the Company records the change in the fair value of these redesignated franchise loan investments as a component of other comprehensive income. Other comprehensive income for 2004 includes unrealized holding losses on available-for-sale securities of $0.3 million.

         The key assumptions used in calculating the current value of these investments are based on normal market assumptions as follows:

         o    five  percent   prepayment  penalty  computed  after  taking  into
              consideration the period of time covered by yield maintenance and lockout prepayment penalties;
         o    a cumulative default ratio (CDR) of zero; and
         o    prevailing market discount rates

         During the years ended December 31, 2004, 2003 and 2002, the Company recorded write-offs amounting to $1.0 million, $1.6 million and $2.0 million, respectively, relating to its 1999-1 and 1998-1 residual interests. The Company recorded these amounts based on its determination that a permanent impairment in value had occurred as a result of certain borrower delinquencies. As of December 31, 2004 the carrying value of these interests was approximately $400,000.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


7.       Other Investments - Continued:

         The following table shows the effects on an individual key assumption affecting the current fair value of the retained certificates under two negative scenarios by altering the current assumptions being used to value the certificates.

                                                                                   1998-1
                                                                                 Certificates
                                                                                (in millions)
                                                                              ------------------

                   Fair value of retained certificates                             $ 16.0

                   Discount rate for retained certificates (annual):

                   Impact on fair value of 100 bp adverse change                   $(0.88)
                   Impact on fair value of 200 bp adverse change                   $(1.70)

                   Expected credit losses (annual rate):

                   Impact on fair value of 2 percent adverse change                $(0.17)
                   Impact on fair value of 3 percent adverse change                $(2.66)


         These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a percentage variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the original fair values of the retained certificates is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

         The following table represents the securitized portfolio and all managed loans as of December 31:

                                                                                        Principal amount > 60
                                                                                                days
                                                          Total principal amount              past due
                                                              (In thousands)               (In thousands)
                                                        ---------------------------   --------------------------
                                                            2004          2003           2004          2003
                                                        ------------   ------------   ------------  ------------

           Mortgage loans                                  $ 660,712      $ 735,517      $  9,315      $ 16,011
           Equipment and other loans                          22,597         23,783            --           199
                                                        ------------   ------------   ------------  ------------

           Total loans managed or securitized                683,309        759,300         9,315        16,210

           Less:
                Loans securitized                           (386,897)      (421,845)       (8,717 )      (3,599 )
                Loans held for sale or securitization             --         (4,531)           --        (1,969 )
                                                        ------------   ------------   ------------  ------------

           Loans held in portfolio (Note 5)                $ 296,412      $ 332,924       $   598      $ 10,642
                                                        ============   ============   ============  ============

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


7.       Other Investments - Continued:

         The total loan portfolio managed by the Company had net charge-offs during the years ended December 31, 2004, 2003 and 2002 of $7.5 million, $14.5 million and $24.9 million, respectively.

         The following table summarizes cash flows received from and paid to securitization trusts for the years ended December 31:

                                                                                 (In thousands)
                                                                        2004           2003         2002
                                                                     ------------   -----------  ------------

                Servicing fees received                                 $  1,387       $ 1,597      $  1,625
                Other cash flows received on retained interests         $  3,820       $ 4,332      $  5,272
                Servicing advances paid                                $  (3,949 )    $ (4,128 )   $  (6,253 )
                Collection of servicing advances                        $  3,041       $ 3,603      $  5,115

8.       Borrowings:

         Borrowings consist of the following at December 31:

                                                                  2004                          2003
                                                     ------------------------------- ----------------------------
                                                          Amount        Average          Amount       Average
                                                      (In thousands)      rate       (In thousands)     rate
                                                     ------------------------------- ----------------------------


               Revolver                                    $   21,000    4.04%            $    2,000   3.62%
               Notes payable                                  162,810    5.83%               182,560   6.13%
               Mortgage warehouse facilities                  101,394    2.78%                93,513   3.41%
               Subordinated note payable                       21,875    7.00%                43,750   8.50%
               Series 2000-A bonds payable                    239,165    7.96%               252,477   7.94%
               Series 2001-4 bonds payable                     28,489    8.90%                33,938   8.90%
               Series 2001 bonds payable                      111,577    1.89%               118,690   1.70%
               Series 2003 bonds payable                       26,190    6.02%                24,906   5.67%
                                                     -----------------               ----------------
                                                          $   712,500                     $  751,834
                                                     =================               ================

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


8.       Borrowings - Continued:

         Borrowing resources at December 31, 2004 include:


                                                               (In thousands)
                                                       ---------------------------------        Expected
                                                          Balance                               maturity/
                                                        outstanding          Capacity         retirement date
                                                       ---------------     -------------    ------------------

                Revolver                                    $  21,000         $  40,000         July 2005
                Notes payable                                 162,810           168,408            (1)
                Mortgage warehouse facilities                 101,394           260,000          Annual
                Subordinated note payable                      21,875            21,875       December 2008
                Series 2000-A bonds payable                   239,165           239,165         2009-2017
                Series 2001-4 bonds payable                    28,489            28,489         2009-2013
                Series 2001 bonds payable                     111,577           111,577       October 2006
                Series 2003 bonds payable                      26,190            26,190         2005-2011
                                                       ---------------     -------------
                                                            $ 712,500         $ 895,704
                                                       ===============     =============


         (1) $0.3 million matures in 2005, $162 million matures in 2007 and $0.6 million matures in 2011.

         Revolver. The Revolver bears interest at a rate of LIBOR plus 225 basis points per annum, plus an unused fee of 25 basis points per annum, on any unused capacity, and includes financial covenants that provide for the maintenance of certain financial ratios. During 2004, the Revolver was amended to extend the maturity date to July 2005 and to increase the capacity from $30 million to $40 million. All other material terms of the Revolver remain unchanged. The Company was in compliance with all covenants as of December 31, 2004. In February 2005, the Company amended the Revolver to increase the capacity from $40 million to $60 million. All other material terms of the Revolver remain unchanged.


         Notes Payable. The Company has financing that consists of a five-year term financing that carries a variable interest rate tied to the weighted average rate of commercial paper plus 1.25 percent per annum (the "Note Payable"). Collateral for the Note Payable balance of approximately $162 million and $182 million at December 31, 2004 and 2003, respectively, consists of 161 mortgage loans that had a carrying value of $199 million at December 31, 2004. The Note Payable has a renewal provision based on the Company's request and the lender's consent. The Company has loans with CNL Bank, an affiliate, to finance the construction and acquisition of certain real estate properties. These balances were $0.9 million and $0.6 million at December 31, 2004 and 2003, respectively, were collateralized by mortgages and bore interest at the prime rate plus one-half percent and LIBOR plus 325 basis points. At December 31, 2004, the borrowing capacity with CNL Bank was $6.15 million.


         Mortgage Warehouse Facilities. CNL-Capital maintains mortgage warehouse facilities which have a total borrowing capacity of $260.0 million at December 31, 2004 and bear interest at a weighted average rate of 2.78 percent. The $160 million warehouse credit facility has been extended until February 2006. Under this facility the Bank finances property acquisitions at an advance rate of up to 97 percent of the real estate purchase price. The $100 million mortgage warehouse facility matures in June 2005. In May 2004, the facility advance rate for real estate acquisitions was increased from 90 percent to 92 percent of the real estate purchase value. Management believes the lender will grant a one-year extension to the Company on this facility.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


8.       Borrowings - Continued:

         The Company is obligated under the provisions of its mortgage warehouse facilities and its Note Payable to pay down certain debt associated with borrower delinquencies or defaults within a required time frame. Most properties acquired on the mortgage warehouse facilities are required to be sold within a certain time frame. Any delinquency, default or delay in the resale of properties financed through one of these facilities would generally result in an immediate pay-down of the related debt. In 2004 and 2003, the Company recorded a loss on termination of cash flow hedges of $0.9 million and $0.5 million, respectively, because the Company unwound a portion of its cash flow hedge to comply with its hedge agreement.

         Subordinated Note Payable. In January 2004, CNL-Capital amended the $43.75 million subordinated note payable agreement to reduce the interest rate from 8.50 percent to 7.00 percent per annum and made a $10 million prepayment reducing the balance to $33.75 million. In September 2004, the Company made a mandatory prepayment of $11.875 million reducing the principal to $21.875 million. As a result of these prepayments, the Bank's ownership from the conversion feature in CNL-Capital was reduced from 13.1 percent to 6.55 percent at December 31, 2004. Effective January 1, 2005, the conversion feature was eliminated (see Note 1). The subordinated note is being amortized over five years with a balloon payment due December 31, 2008.

         Bonds Payable. Collateral for the Series 2000-A bonds consist of 253 commercial real estate properties operated as restaurants leased to tenants, with a carrying value of $316.9 million at December 31, 2004. The Series 2000-A bonds bear interest at a weighted average fixed rate of 7.9 percent per annum. The bond indenture provides for an optional redemption at their remaining principal balance when remaining rents due under the leases that serve as collateral are less than ten percent of the aggregate initial rents due under the leases.

         Collateral for the Series 2001-4 bonds consists of 47 mortgage loans that had a carrying value of approximately $41.7 million as of December 31, 2004. The Series 2001-4 bonds bear interest at a rate of 8.90 percent per annum. The bond indenture requires monthly principal and interest payments received from borrowers to be applied to the bonds. The bond indenture also provides for an optional redemption of the bonds at their remaining principal balance when the remaining amounts due under the loans that serve as collateral for the bonds are less than ten percent of the aggregate amounts due under the loans at the time of issuance.

         Collateral for the Series 2001 bonds consist of 120 commercial real estate properties operated as restaurant units which have a carrying value of approximately $179.6 million as of December 31, 2004. The bonds are scheduled to amortize over a 15-year period with a balloon payment in 2006. The 2001 bonds bear interest at a rate of LIBOR plus 48 basis points per annum plus associated costs of 45.75 basis points. The Company entered into an interest rate cap agreement with a strike rate of 4.50 percent to protect against future increases in LIBOR.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


8.       Borrowings - Continued:

         The Series 2000-A and Series 2001 bonds include certain triggers relating to delinquency percentages or debt service coverage. If certain ratios are exceeded or not maintained, then principal pay down on the outstanding bonds is accelerated. The Company is currently exceeding certain required performance cash flow ratios within the Series 2000-A bonds payable due primarily to tenant defaults and bankruptcies. As a result, cash flow normally exceeding the scheduled principal and interest payments is required to be directed toward additional debt reduction. During the years ended December 31, 2004, 2003 and 2002, the Company was required to make additional debt reductions of approximately $2.4 million, $0.4 million and $0.9 million, respectively, as a result of exceeding certain ratios in the net lease pools.

         In December 2003, the Company issued notes collateralized by a pool of mortgage loans, Series 2003. The proceeds of $25 million were applied to pay down short-term and medium term debt. The Company applied 34 mortgage loans and four equipment leases as collateral for the bonds, which had a carrying value of approximately $32.0 million as of December 31, 2004. The offering resulted in an initial weighted average maturity of approximately 3.8 years and rate of interest of approximately 5.67 percent per annum. The bond indenture requires monthly principal and interest payments received from borrowers to be applied to the bonds. The Company entered into an interest rate cap agreement with a strike rate of 3.5 percent to protect against future increases in LIBOR. In May 2004, the Company issued an additional $5 million note from the Series 2003. The note bears interest at LIBOR plus 600 basis points and is expected to mature in 2011.

         In December 2004, the Company entered into an interest rate swap agreement with a notional amount of $110 million in conjunction with a net lease securitization expected to close in March 2005. The Company unwound this swap in February 2005 when it priced the net lease securitization (see Note 1).

         The following schedule of maturities on outstanding indebtedness does not reflect the annual extensions on the warehouse facilities, assumes that bonds payable amortize in accordance with estimated payment amounts and also assumes there will be no accelerated pay-down of debt in conjunction with the Merger:

                                                      (In thousands)
                                                     -----------------

                         2005                             $   158,326
                         2006                                 134,600
                         2007                                 172,682
                         2008                                  32,383
                         2009                                  26,520
                         Thereafter                           187,989
                                                     -----------------

                                                          $   712,500
                                                     =================

         Management believes that net carrying value of the debt approximates fair value with the exception of the Series 2000-A Bonds which have an estimated fair value of approximately $261 million based on recent secondary market activity.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


9.       Income Tax:

         The Company has elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a current requirement that it distribute at least 90 percent of its taxable income to its stockholders. As a REIT the Company generally will not be subject to corporate level federal income tax on net income it distributes to its stockholders, except taxes applicable to its taxable REIT subsidiaries ("TRSs").

         For income tax purposes the Company has two TRSs in which activities of CNL-Capital and select activities of CNL-Investments are conducted. Prior to January 1, 2001, Company subsidiaries were not subject to federal income tax.

         Loan valuation adjustments, loss reserves, loan fees, and depreciation, among other items, are treated differently for tax than for financial reporting purposes. In the aggregate, the Company's TRSs have an excess of available future deductible items over future taxable items.

         The consolidated provision for federal income taxes differs from the amount computed by applying the statutory federal income tax rate to the income from continuing operations as follows for each of the three years ended December 31:

                                                                           (In thousands)
                                                               2004           2003              2002
                                                            ------------  -------------     -------------

                Expected tax at U.S. statutory rate             $  2,619       $  3,050          $  9,010
                REIT income not subject to U.S.
                    income tax                                    (8,200 )      (10,508 )          (8,645 )
                Loss benefit attributed to discontinued
                    operations                                     5,581            454                --
                Change in valuation allowance                         --          7,004              (365 )
                                                            ------------  -------------     -------------
                Provision for income taxes                       $   --         $    --          $    --
                                                            ------------  -------------     -------------


         As of December 31, 2003, the Company reversed the valuation allowance of approximately $7 million previously recorded in the CNL-Capital TRS. The $0.8 million valuation allowance then remaining was reversed during the year ended December 31, 2004. The Company determined that it is more likely than not that all deferred tax assets will be realized based on historical earnings and projected future income.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


9.       Income Tax - Continued:

         The components of the net deferred tax asset consists of the following at December 31:

                                                                                   (In thousands)
                                                                                2004           2003
                                                                              ----------    -----------

                  Deferred tax asset:
                         Cash flow hedge related difference                   $    3,355        $ 4,039
                         Loan valuation and related hedge differences             (1,668)          (155)
                         Loan origination fees                                       535            646
                         Real estate loss reserves                                   846          1,303
                         Reserve for investment losses                             1,906          1,200
                         Losses relating to value creation activities                407          1,092
                         Other                                                       (42)           449
                                                                              ----------    -----------
                           Total                                                   5,339          8,574
                  Valuation allowance                                                 --           (842)
                                                                              ----------    -----------
                               Net recorded deferred tax asset                $    5,339        $ 7,732
                                                                              ==========    ===========

         The income tax provision (benefit) consists of the following components for each of the years ended December 31:

                                                                       (In thousands)
                                                           2004             2003            2002
                                                        ------------     -----------    -------------

                 Current:
                        Federal                          $     6,675    $      2,678         $  1,487
                        State                                  1,724             458              241
                                                        ------------     -----------    -------------
                                                               8,399           3,136            1,728
                                                        ------------     -----------    -------------
                 Deferred:
                        Federal                                2,168          (8,466 )         (1,487 )
                        State                                    371          (1,016 )           (241 )
                                                        ------------     -----------    -------------
                                                               2,539          (9,482 )         (1,728 )
                                                        ------------     -----------    -------------
                 Total provision/(benefit)               $    10,938     $    (6,346 )        $    --
                                                        ============     ===========    =============


         The income tax provision/benefit has been allocated as follows:

                                                                       (In thousands)
                                                            2004             2003           2002
                                                         ------------     -----------    ------------

                 Continuing operations                        $   --      $     --          $   --
                 Discontinued operations                      10,938        (6,346)             --
                                                         ------------     -----------    ------------

                 Total income tax provision/benefit        $  10,938      $ (6,346 )        $   --
                                                         ============     ===========    ============

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


10.      Distributions:

         For the year ended December 31, 2004, 22 percent of the distributions received by stockholders were considered to be ordinary income, 69 percent were considered a return of capital, seven percent were qualified dividends and two percent were capital gains for federal income tax purposes. During the years ended in 2003 and 2002, 39 percent and 0 percent, respectively, of the distributions received by stockholders were considered to be ordinary income, and 61 percent and 100 percent, respectively, were considered a return of capital.

11.      Related Party Transactions:

         The   following   table  and   disclosures   summarize   related  party
         transactions with affiliated entities for the years ended December 31:

                                                                               (In thousands)
                                                                   ---------------------------------------
                        Amounts received (paid):                      2004          2003         2002
                                                                   ------------  ------------ ------------

                        Services purchased from affiliates (1)        $ (2,268)     $ (3,094)    $ (3,954)

                        Rental and other expenses to affiliates
                           for office space (2)                       $ (1,411)     $  (1,445)   $ (1,479)

                        Dealer servicing fee (3)                      $ (1,493)     $ (1,493)    $ (1,493)

                        Servicing fees from affiliates (4)            $  2,884      $  4,612     $  5,938

                        Referral fees from the Bank                   $  1,657      $  1,109      $   734

                        Sale of properties to an affiliate (5)          $   --        $   --     $ 25,857


         (1)  Services  purchased from affiliates  include human resources,  tax
              planning  and  compliance,   computer  systems  support,  investor
              relations and other services.


         (2) In May 2002, the Company purchased a combined five percent partnership interest in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (the "Plaza") for $0.2 million. Affiliates of James M. Seneff, Jr. and Robert A. Bourne, each of which is a director of the Company, own the remaining partnership interests. The Company has severally guaranteed 8.33 percent or $1.3 million of a $15.5 million unsecured promissory note on behalf of the Plaza. The guaranty continues through the loan maturity which initially matured in November 2004 and has been extended through May 31, 2005. Further negotiations are underway to refinance this note. The Company received distributions of $0.07 million, $0.07 million and $0.10 million during the years ended December 31, 2004, 2003 and 2002, respectively, from the Plaza. Since November 1999, the Company has leased its office space from CNL Plaza, Ltd., an affiliate of a member of the Company's board of directors. The Company's lease expires in 2014 and provides for scheduled rent increases over the term of the lease. Rental and other expenses for the years ended December 31, 2004, 2003 and 2002 include accrued rental expense (the additional rent expense resulting from the straight-lining of scheduled rent increases over the term of the lease) and executory costs. Future commitments due under the office space operating lease are as follows:

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


11.      Related Party Transactions - Continued:

                                                  (In thousands)
                                                 -------------------


                2005                              $     1,139
                2006                                    1,173
                2007                                    1,209
                2008                                    1,245
                2009                                    1,282
                Thereafter                              6,760
                                                  -------------------

                                                  $    12,808
                                                  ===================

         (3) Soliciting dealer servicing fee paid to an affiliate in connection with the Company's previous common stock offerings.

         (4) Property management and other administrative services provided to affiliates investing in restaurant net lease properties and loans.

         (5) Proceeds received from affiliates from the sale of 22 properties during 2002 for which the Company recorded losses of $0.9 million.

         During 2002, CNL Financial Group ("CFG"), an affiliate, advanced $7.5 million to the Company in the form of a demand balloon promissory note. The loan bore interest at a rate of LIBOR plus 2.5 percent or at the base rate as defined in the agreement. In June 2002, the Company converted $10.3 million of outstanding principal plus accrued interest (including advances received in prior years) into 604,177 shares of Company stock. During September 2002 the Company also issued 569,177 additional shares to CFG in exchange for $9.75 million paid to the Company in cash. During 2004, 2003 and 2002, CFG advanced an additional $10.9 million, $18.7 million and $4.25 million, respectively, to the Company under the same terms as the previous advances. The balance outstanding as of December 31, 2004 was $35.8 million, which included accrued interest.


         During the year ended December 31, 2002 CNL-Capital acquired a portfolio of 109 real estate properties, which have been classified as held for sale, for approximately $117 million by acquiring all of the limited partner and general partners interests in CNL Net Lease Investors, LP, ("NLI"). Eight of the properties acquired were vacant and the remaining 101 properties were leased to restaurant operators under triple-net leases. The Chairman of the Board and Vice Chairman of the Board of Directors of the Company, through an affiliate, owned the
         0.1 percent general partner interest in NLI prior to the acquisition by CNL-Capital and agreed to waive their rights to benefit from the transaction. Of the original 109 properties, 107 have been sold as of December 31, 2004. The Company has recognized approximately $11.6 million in net gains on the sales of these properties through December 2004.

         During the year ended December 31, 2002, a tenant and borrower of the Company assigned loans in the amount of $7.5 million to Restaurants Acquisitions I, LLC, an affiliate of the Company. The Company agreed to the assignment and advanced an additional $3.6 million to the affiliate in exchange for an $11.1 million participating note. The note was amended during 2004 to remove the participating feature and change the maturity date from May 2014 to December 2007. The note bears interest at a rate of ten percent per annum. The Company earned $1.1 million, $1.1 million and $0.7 million in interest income from the affiliate during 2004, 2003 and 2002, respectively.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


11.      Related Party Transactions - Continued:

         During the year  ended  December  2003,  OrangeDen,  LLC, a  subsidiary engaged in restaurant operations, entered into a collateral contribution agreement (`the Agreement") with two separate affiliates, CFG and Cherry Den, LLC, to provide collateral for a letter of credit to an insurance company for worker's compensation and general liability coverage relating to employees leased to the restaurant operations within CNL-Investments. The collateral consisted of certificates of deposit with one-year terms amounting to $353,000 and were included in real estate and restaurant assets held for sale at December 31, 2003 relating to this Agreement. In December 2004, the Company sold its interest in OrangeDen, LLC, to Cherry Den, LLC, an affiliate of the Chairman and Vice Chairman of the Board of Directors. The Company received $0.7 million in proceeds from the sale and recognized a net gain of $1.2 million, which included the recognition of $0.8 million in gains on the sales of real estate used in it restaurant operations, which were previously deferred.

         During the year ended December 31, 2004, the Company paid real estate brokerage fees of $0.1 million to CNL Commercial Net Lease Realty, Inc., ("CNLR"), an affiliate of the Chairman and Vice Chairman of the Company's Board of Directors in conjunction with the sale of a property to an unrelated third party that resulted in a gain on sale of $1.5 million to the Company. In addition, during 2004, the Company paid CNLR $0.1 million for real estate development fees.

         During the year ended December 31, 2004, the Company paid environmental research and management fees of $0.1 million to Handex Environmental, Inc. a member of a limited liability company affiliated with the Company.

         During 2004 and 2003, the Company entered into loan agreements with CNL Bank, an affiliate. The Company paid $0.03 million and $0.01 million in interest to CNL Bank during 2004 and 2003, respectively.

12.      Concentration of Credit Risk:

         No individual lessee or borrower (or affiliated groups of lessees or borrowers) or restaurant chains represented more than ten percent of the Company's revenues relating to its properties, loans and secured equipment leases during the years ended December 31, 2004, 2003 or 2002.

         Although the Company's properties are geographically diverse throughout the United States and lessees and borrowers operate a variety of restaurant concepts, 15 restaurant chains constitute 72 percent of the Company's properties. Failure of any one of these restaurant chains or any significant lessees or borrowers could significantly impact results of operations if the Company is not able to timely protect its interest.

13.      Segment Information:

         The Company has established CNL-Investments and CNL-Capital Corp. as separate legal entities to operate and measure the real estate and specialty finance segments, respectively.

         CNL-Investments is the parent company of CNL APF Partners LP, a real estate company that acquires and holds real estate, mortgage and equipment loans generally until maturity. CNL-Capital Corp. is the parent of CNL-Capital, a specialty finance company that offers financing, servicing, advisory and other services to restaurant operators. CNL-Capital acquires restaurant real estate properties subject to triple-net leases, utilizing short-term debt, and then sells them generally within one year.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


13.      Segment Information - Continued:

         The following tables summarize the results for the years 2004, 2003 and 2002 for CNL-Investments and CNL-Capital Corp. Consolidating eliminations and results of the parent of CNL-Investments and CNL-Capital Corp. are reflected in the "other" column.

                                                                      Year ended December 31, 2004
                                                                             (In thousands)

                                                           CNL-        CNL-Capital                    Consolidated
                                                       Investments       Corp.            Other           Totals
                                                      -------------   --------------  -------------  ---------------

          Revenues                                       $  78,566       $   29,337      $  (3,010 )     $  104,893
                                                      -------------   --------------  -------------  ---------------

          General operating and administrative               8,868           20,453         (1,975 )         27,346
          Interest expense                                  29,262           18,314            423           47,999
          Property expenses, state and other taxes             648               --             --              648
          Depreciation and amortization                     10,879              874             --           11,753
          Loss on termination of cash flow hedges               --              940             --              940
          Impairments and provisions on assets               2,935            1,616             --            4,551
          Minority interest net of equity in                    61            3,552             --            3,613
          earnings
          Gain on sale of assets                              (135 )             --             --             (135 )
                                                      -------------   --------------  -------------  ---------------
                                                            52,518           45,749         (1,552 )         96,715
                                                      -------------   --------------  -------------  ---------------
          Discontinued operations:
          Income from discontinued operations,
             net of income tax provision                     4,671           29,169             --           33,840
                                                      -------------   --------------  -------------  ---------------

          Net income                                     $  30,719       $   12,757      $  (1,458 )     $   42,018
                                                      =============   ==============  =============  ===============

          Assets at December 31, 2004                    $ 795,125       $  451,237      $  (2,713 )    $ 1,243,649
                                                      =============   ==============  =============  ===============

          Investments accounted for under the
          equity method at December 31, 2004              $    947         $     --        $    --         $    947
                                                      =============   ==============  =============  ===============

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


13.      Segment Information - Continued:

                                                                      Year ended December 31, 2003
                                                                             (In thousands)

                                                      CNL-Investments   CNL-Capital                  Consolidated
                                                       Investments         Corp.         Other          Totals
                                                      --------------   --------------  -----------  ---------------

         Revenues                                        $   83,609       $   32,254     $ (3,180 )     $  112,683
                                                      --------------   --------------  -----------  ---------------

         General operating and administrative                 8,980           18,645       (2,417 )         25,208
         Interest expense                                    27,481           23,653         (558 )         50,576
         Property expenses, state and other taxes               955               --            --              955
         Depreciation and amortization                       11,272              934            --           12,206
         Loss on termination of cash flow hedges                 --              502            --              502
         Impairments and provisions on assets                 4,108            8,756            --           12,864
         Minority interest net of equity in earnings            114            1,691            --            1,805
         Loss on sale of assets                                 148                9            --              157
                                                      --------------   --------------  -----------  ---------------
                                                             53,058           54,190       (2,975 )        104,273
                                                      --------------   --------------  -----------  ---------------
         Discontinued operations:
            Income/(loss) from discontinued
                operations,   net  of   income   tax
                benefit                                     (2,784 )         36,814            --           34,030
                                                      --------------   --------------  -----------  ---------------

         Net income                                      $   27,767       $   14,878      $  (205 )     $   42,440
                                                      ==============   ==============  ===========  ===============

         Assets at December 31, 2003                     $  811,203       $  491,923     $ (5,010 )    $ 1,298,116
                                                      ==============   ==============  ===========  ===============

         Investments accounted for under the
            equity method at December 31, 2003            $   1,038         $     --       $   --        $   1,038
                                                      ==============   ==============  ===========  ===============


                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


13. Segment Information - Continued:

                                                                      Year ended December 31, 2002
                                                                             (In thousands)

                                                          CNL-         CNL-Capital                   Consolidated
                                                      Investments         Corp.          Other          Totals
                                                      -------------   ---------------  -----------  ---------------

         Revenues                                        $  86,527       $   250,784     $ (3,221 )     $  334,090
                                                      -------------   ---------------  -----------  ---------------

         Cost of real estate sold                               --           193,179           --          193,179
         General operating and administrative               11,764            19,064       (2,395 )         28,433
         Interest expense                                   30,590            28,490         (679 )         58,401
         Property expenses, state and other taxes            2,734               390           --            3,124
         Depreciation and amortization                      11,519             1,243           --           12,762
         Impairments and provisions on assets                4,360             5,150           --            9,510
         Minority   interest   net  of   equity  in
            earnings                                           128             2,180           --            2,308
         Loss on sale of assets                                330                17           --              347
                                                      -------------   ---------------  -----------  ---------------
                                                            61,425           249,713       (3,074 )        308,064
                                                      -------------   ---------------  -----------  ---------------
         Discontinued operations:
             Income/(loss) from discontinued
                operations                                  (1,932 )          11,496            --            9,564
                                                      -------------   ---------------  -----------  ---------------

         Net income                                      $  23,170        $   12,567      $  (147 )     $   35,590
                                                      =============   ===============  ===========  ===============


         Assets at December 31, 2002                     $ 831,491       $   555,971     $ (4,012 )    $ 1,383,450
                                                      =============   ===============  ===========  ===============

         Investments accounted for under the
              equity method at December 31, 2002         $   1,121         $      --      $   --         $   1,121
                                                      =============   ===============  ===========  ===============

14.      Commitments and Contingencies:

         In the ordinary course of business, the Company has outstanding commitments to qualified borrowers and tenants. These commitments, including development agreements, if accepted by the potential borrowers, obligate the Company to provide funding. At December 31, 2004, the Company had committed to fund $29.7 million to qualified tenants. In addition, the Company has commitments to purchase real estate properties at December 31, 2004 totaling $2.8 million.

         Certain operating leases relating to real estate held for sale provide that, in the event the Company sells the leased property before the fifth lease year, the annual rent will increase to the fifth year annual rent effective on the day of the sale, and that the Company will compensate the tenant for the increase.

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


15.      Selected Quarterly Financial Data:

         The following table presents selected unaudited quarterly financial data for each fiscal quarter during the years ended December 31, 2004 and 2003:

                                                             (In thousands except for per share data)

                  2004 Quarter                 First           Second          Third          Fourth           Year
        ---------------------------------    -----------     -----------    ------------    ------------    -----------

        Continuing operations:
            Revenues (1)                        $ 26,108        $ 25,497        $ 27,396        $ 25,892      $ 104,893
                                             ===========     ===========    ============    ============    ===========

            Earnings from continuing
        operations, net (1)(2)                  $  3,542         $ 1,770        $  3,406          $ (540  )     $ 8,178

        Discontinued operations:
            Earnings and gains
               from discontinued
               operations, net (1)                 7,306           7,450          11,510           7,574         33,840
                                             -----------     -----------    ------------    ------------    -----------

        Net Income                              $ 10,848         $ 9,220        $ 14,916         $ 7,034       $ 42,018
                                             ===========     ===========    ============    ============    ===========

        Earnings per share of common stock
          (basic and diluted):

            Continuing operations (1)            $  0.08         $  0.04        $   0.07        $  (0.01  )     $  0.18
                                             ===========     ===========    ============    ============    ===========

            Discontinued operations (1)          $  0.16         $  0.16        $   0.26         $  0.17        $  0.75
                                             ===========     ===========    ============    ============    ===========

                         CNL RESTAURANT PROPERTIES, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                  Years Ended December 31, 2004, 2003 and 2002


15.      Selected Quarterly Financial Data - Continued:

                                                               (In thousands except for per share data)

                    2003 Quarter                   First         Second         Third         Fourth          Year
         ------------------------------------    ----------    -----------    ----------    -----------    -----------

         Continuing operations:
             Revenues (1)                           $26,853       $ 27,992       $29,508        $28,330      $ 112,683
                                                 ==========    ===========    ==========    ===========    ===========

             Earnings from continuing
                operations, net (1)                   $ 696        $ 1,638       $ 6,066         $   10        $ 8,410

         Discontinued operations:
             Earnings and gains
                from discontinued
                operations, net (1)                   7,323          8,953         6,982         10,772         34,030
                                                 ----------    -----------    ----------    -----------    -----------

         Net Income                                  $8,019       $ 10,591       $13,048        $10,782       $ 42,440
                                                 ==========    ===========    ==========    ===========    ===========

         Earnings per share of common stock
            (basic and diluted):

             Continuing operations (1)               $ 0.02        $  0.04       $  0.13        $  0.00        $  0.19
                                                 ==========    ===========    ==========    ===========    ===========

             Discontinued operations (1)             $ 0.16        $  0.19       $  0.16        $  0.24        $  0.75
                                                 ==========    ===========    ==========    ===========    ===========

         (1) The results of operations relating to properties that were either disposed of or that were classified as held for sale through June 30, 2005 are reported as discontinued operations for all periods presented.

         (2) During the fourth quarter, the Company recorded additional commission expense upon achieving certain origination volume threshold, and also incurred increased operating expenses in connection with the Merger and compliance requirements with the Sarbanes-Oxley Act.

16.      Subsequent Events:

         During December 2004, a borrower on a mortgage loan collateralizing the Series 2003 notes prepaid their mortgage note balance of approximately $10.7 million. In January 2005, the Company paid off approximately $10.7 million of the Series 2003 notes prior to their scheduled maturity.

         On February 23, 2005, the Company awarded 26,500 shares of common stock to three independent directors. On February 25, 2005, the Company merged with USRP and the 18 CNL Income Funds. The Company obtained financing to execute the merger transaction (see Note 1).

Item 4.  Management's Report on Internal Control Over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). The Company's internal control system was designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Under the supervision and with the participation of management, including the principal executive officer and principal financial officer, management conducted an evaluation of the effectiveness of the Company's internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management's evaluation under the framework in Internal Control - Integrated Framework, management of the Company concluded that the Company's internal control over financial reporting was effective as of December 31, 2004. Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm. PricewaterhouseCoopers LLP has issued an attestation report on management's assessment of the Company's internal control report over financial reporting which is in "Item 3 - Financial Statements and Supplementary Data".